UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2021

Juva Life Inc.
(Exact name of issuer as specified in its charter)

British Columbia, Canada

(Jurisdiction of incorporation or organization)

N/A

(I.R.S. Employer Identification Number)

 Suite 1400 – 885 West Georgia Street

Vancouver, British Columbia, Canada V6C 3E8

(Address of principal executive offices)

(833) 333-5882

(Telephone number, including area code)

 Units (each consisting of one Common Share, no par value, and one-half of one Common Share Purchase Warrant), and Common Shares underlying Warrants

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, taking into account the information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes, and our actual results and performance could differ materially from those set forth in any forward-looking statements. The cautionary statements set forth in this Annual Report on Form 1-K identify important factors which you should consider in evaluating our forward-looking statements. These factors include, without limitation:

●	The success of our products and business will require significant capital resources;

●	Our ability to obtain and maintain the licenses and permits necessary to carry out our business;

●	Our ability to develop and protect our intellectual property and to develop, maintain and enhance a strong brand;

●	Our ability to compete and succeed in a highly competitive and evolving industry and navigate the changing regulatory environment around our products;

●	Our limited operating history on which to judge our business prospects and management;

●	Our ability to raise capital and the availability of future financing;

●	Our ability to manage costs and defend ourselves in potential enforcement actions relating to our cannabis business and products, and general litigation defense costs;
●	Regulatory risks and changes in applicable laws, regulations and guidelines, including those related to the cannabis industry;
●

Unpredictable events, such as the COVID-19 outbreak, and associated business disruptions could seriously harm our future revenues and financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital; and

●	Our ability to manage our research, development, expansion, growth and operating expenses.

You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report on Form 1-K, and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1. Business

Overview

Juva Life Inc. (the “Company” or “Juva”) was incorporated under the laws of British Columbia on April 3, 2019. The Company was formed to establish a vertically-integrated business engaged in all aspects of the medical and recreational cannabis industry, including cultivation, manufacturing, research and development, distribution and retail sales. The principal business of the Company is to acquire, own, and operate various cannabis businesses in the state of California. From in-house research, cultivation, manufacturing, retail, and delivery services, Juva employs state of the art tools in discovery, development, and data science to identify new molecular profiles to address unmet medical needs.

The Company’s vertically-integrated business consists of six divisions: Juva Cultivation, Juva Research, Juva Manufacturing, Juva Distribution, Juva Retail, and Juva Delivery.

Juva Cultivation focuses on cultivating and distributing high quality cannabis to medical and recreational cannabis users in the State of California via licensed cannabis retailers.

Juva Retail and Juva Delivery are a network of retail cannabis facilities that serve the San Francisco Bay Area and other areas within the State of California through a combination of non-storefront retail delivery businesses and a few strategic storefront brick and mortar cannabis retail facilities.

Juva Research will research and develop “precision cannabis” products to deliver the right medicinal cannabis products to the right patient at the right time. The Company plans to develop intellectual property and secure patent protection for each of its proprietary formulations for medical cannabis products.

Juva Manufacturing will create Juva-branded and white-label products for other recreational and medical cannabis companies.

Juva Distribution will distribute Juva-branded products and other cannabis products from third party licensed cannabis companies.

The Company currently intends to develop and market products solely in the State of California under applicable state and local laws and regulations. The Company’s planned activities do not currently involve interstate commerce, and therefore are not currently subject to prior approval requirements of the United States Food and Drug Administration (the “FDA”). If any of the Company’s products and development activities become subject to federal drug approval processes and the Company decides to seek federal approval, the Company may need to comply with the drug research, approval and registration processes and requirements of the FDA and the United States Drug Enforcement Agency (the “DEA”) for drugs developed and marketed on a national scale in the United States. If the Company decides to seek FDA and/or DEA approval or registration for any of its future cannabis-based products, there is no guarantee that the Company would be successful in obtaining such approvals or registrations.

The Company’s wholly-owned subsidiaries are listed below:

Entity	Registered	Holding
Juva Life, Inc. (“Juva USA”)	California, USA	100% owned
Precision Apothecary, Inc.	California, USA	100% owned through Juva USA
1177988 B.C. Ltd.	British Columbia, Canada	100% owned through Juva USA
Juva RWC, Inc.	California, USA	100% owned through Juva USA
Juva Stockton, Inc.	California, USA	100% owned through Juva USA

The business of the Company will effectively be the business of Juva USA. Juva USA is a cannabis company that is working to establish itself as an emerging leader in all areas of medical and recreational cannabis cultivation, manufacturing, distribution, retail, research and development.

The strategic plan for the Company is to be a fully autonomous, vertically-integrated cannabis business that will operate with two main missions: (1) to achieve the lowest cost of production by owning at least one or more licenses for retail sales, manufacturing, distribution and cultivation of cannabis (including microbusiness licenses), and use each license to assist the supply chain with a few key brick and mortar storefronts and multiple delivery businesses throughout the State of California; and (2) to develop “precision cannabis” products that deliver the right medicinal product to the right patient at the right time. The Company is developing intellectual property and plans to secure patent protection on each of its proprietary discoveries.

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There are currently 36 states, plus the District of Columbia, in the United States that have legalized medical cannabis use, and there are 18 states, plus the District of Columbia, in which the recreational use of cannabis has been approved. In these markets, we believe recreational and medical sales will continue to grow as new population groups realize the magnitude of cannabis applications and cannabis is accepted by more demographics. Juva plans to capitalize on the significant increase in cannabis consumption in the medical and recreational markets through an expansion of its distribution and product lines in key markets such as California. Juva will also seek opportunities to expand its brand in recreational and medical markets through its existing facilities or through acquisitions of additional licenses or processing and wholesaling operators. Juva plans to make strategic acquisitions to expand its brand as well as its supply chain.

Juva has built an executive team with decades of experience in business management, consumable goods, brand development, sales and marketing, and risk management. The experience of the Juva management team has allowed Juva to develop best practices and quality control standards within the organization. To date, Juva has focused on obtaining permits and licenses in all verticals of the California cannabis market, including cultivation, manufacturing, retail and distribution, with the aim of becoming a fully-integrated cannabis company.

Pursuant to our articles of incorporation (our “Articles”), we are authorized to issue an unlimited number of Common Shares. As of April 29, 2022, we had 164,016,223 Common Shares issued and outstanding.

Recent Developments

In January 2021, the Company received its state approved cannabis cultivation license for its Stockton, California facility. The full facility will have 9,708 sq. ft. of flowering canopy and 5,000 sq. ft. of non-flowering canopy. An additional 4,500 sq. ft. of space has been subdivided into trim, dry storage, breeding, pre-roll, packaging, and environmental system rooms (including automated controls, water reserves, fertilization, and irrigation, etc.). With licensing approval, the Company began planting crops in the flowering rooms at its Stockton facility in 2021. The Company had 9 successful harvests in 2021 and plans to have 33 harvests in 2022. When fully operational, the facility is expected to have the annual capability to produce approximately 6,000-pounds of high-quality cannabis flower. Cultivated flower production is slated for use in Juva branded products, contract production services, and bulk wholesale. Commercial cultivation commenced in February 2021.

On March 31, 2021, the Company sold its indirect wholly-owned subsidiary, VG Enterprises, LLC (“VG”), through its wholly-owned subsidiary, Juva USA. The sale transaction was effected pursuant to an Agreement for Purchase of LLC Interest dated March 31, 2021, by and between Juva USA and Baja Investment Partners, LLC, a California limited liability company (“Baja”), as buyer (the “Purchase Agreement”). Pursuant to the Purchase Agreement, Juva USA sold its 100% limited liability company membership interest in VG to Baja for a purchase price of $1,100,000 USD to be paid in four equal installments of $275,000 over 270 days following the closing date pursuant to an Equity Secured Promissory Note. However, in exchange for a $15,000 fee, this agreement was amended on September 30, 2021 to add one additional payment and extend the final payment date to April 15, 2022. Any amount payable under the promissory note that is not paid when due will accrue interest until paid in full at the rate of 10% per annum. Baja’s obligations under the promissory note are secured by a first-priority security interest in the limited liability company membership interest in VG owned by Baja, as set forth in a separate Security Agreement dated March 31, 2021 between Juva USA and Baja. Baja may prepay the amount due under the promissory note in whole or in part at any time without penalty. In connection with the sale of VG, Juva USA entered into a Finder’s Fee Agreement dated March 31, 2021 with Drivon Consulting, Inc., pursuant to which Juva USA agreed to pay to Drivon Consulting, Inc. a finder’s fee in an amount equal to three percent (3%) of the consideration received by Juva USA in connection with the transaction, or $33,000.

In 2021, the Company launched a clinical registry to evaluate various cannabis-based formulations for clinical effect and mode of action. This is the first step towards building an integrated technology platform and clinical methodology to address unmet medical needs through the Company’s proprietary cannabis-based formulations. The Company enrolled its first human subject into its “Natural History of Disease: Cannabis Registry” clinical study in the first quarter of 2021. The establishment of this controlled patient registry study is the Company’s first step in establishing the clinical methodology to efficiently gauge the clinical effect of various cannabis-based formulations on human subjects. The registry study is a prospective observation registry that will document the utility and patient experience for patients seeking to use therapeutic cannabis medicaments as a means of symptom relief and management related to various diseases. The Company’s multi-year study is open to patients who live in California and wish to use products that contain THC, as well as patients nationwide who will use CBD products containing no more than 0.3% THC. Participants in the study will be required to complete periodic confidential surveys about their symptoms, product use and results and are encouraged to download the Company’s journaling app to document daily the cannabis-based products they consume, the effects such products have on their specific symptoms, and any side effects that might occur. The Company has engaged TME Research, LLC to manage data collection around the study. The Company anticipates the costs related to the clinical study to range between US$250,000 to US$500,000 depending on the number of patients ultimately enrolled. The clinical study is expected to complete in February 2025.

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During the year ended December 31, 2021, one of the Company’s founding board members, Dr. Rakesh Patel, resigned from the Company’s Board of Directors, but will remain in an advisory role with the Company as Chairperson of the Company’s Clinical Advisory Board. In this capacity, Dr. Patel will oversee the Clinical Advisory Board and advise the company on clinical study design and clinical validation of the Company’s products. Dr. Peter Beitsch was appointed to the Company’s Board of Directors in 2021 to fill the vacancy created by Dr. Patel’s resignation. Dr. Beitsch has held numerous positions in national surgical societies, including the American Society of Breast Surgeons where he has served in various roles since 2001. Dr. Beitsch has presented internationally and is actively involved in breast cancer and melanoma research.

Also during the year ended December 31, 2021, the Company (through Juva Research) continued to develop a chemical library of natural and semi-synthetic non-cannabinoids found in the cannabis plant, with the intention of identifying compounds with anti-inflammatory properties. The Company recently identified two non-cannabinoid compounds as its lead proprietary compounds, JUVA-019 and JUVA-041, which the Company has nominated as candidates for further pre-clinical investigation. The Company has filed patent applications for JUVA-019 and JUVA-041 and has conducted pre-clinical research showing these compounds are effective as stand-alone compounds in inhibiting inflammation by modulating certain biomarkers in the body. The filing of patent applications signify the next step along the path of potential pharmaceutical development for these compounds, two non-cannabinoid molecules that have been observed to hold significant potential to inhibit inflammation. Current efforts are focused on advancing both compounds through phenotypic models of chronic diseases of aging.

Our Products and Services

Juva Life is a vertically integrated business consisting of six divisions: Juva Cultivation, Juva Research, Juva Manufacturing, Juva Distribution, Juva Retail, and Juva Delivery. Each division plays a crucial role in the Company’s overall goal of helping people feel better.

Juva Cultivation focuses on cultivating and distributing high quality cannabis to medical and recreational cannabis users in the State of California via licensed cannabis retailers. Through its subsidiary, Precision Apothecary, Inc., Juva has acquired the rights to the Frosted Flowers cannabis brand. Frosted Flowers has an extensive catalogue of proprietary bred genetics and is most well-known for its three signature cannabis strains: Silver Haze, Maple Wreck and Sumatra Kush. The Company is looking to reintroduce the Frosted Flowers brand in 2022. Additionally, the company has 11,000 square feet of greenhouse space at its Hayward facility. Both the Hayward and Stockton cultivation facilities are designed for contract cultivation in addition to Juva’s in-house cultivation.

Juva Retail is a network of retail cannabis facilities that serves the San Francisco Bay Area and other areas within the State of California where the business is compliant with applicable local laws. Juva Retail and Juva Delivery intend to operate as a combination of non-storefront retail delivery businesses, pending receipt of necessary delivery licenses, and a few strategic storefront brick and mortar cannabis retail facilities. The Company currently has two approved delivery permits in in the State of California, one in the City of Stockton and one in the City of Redwood City. The Company previously had two microbusiness permit applications pending for adjacent properties in Hayward, California (the “Hayward Facilities”). However, the City of Hayward agreed to consider the two separately leased properties as one and approved them jointly under a single permit in September 2019. Once approved by the State of California, Juva will have a retail storefront as part of its microbusiness permit in Hayward along with another delivery business.

Juva Research will research and develop “precision cannabis” products to deliver the right medicine to the right patient at the right time. The Company is developing intellectual property and plans to secure patent protection for each of its proprietary discoveries. Through Juva Research, the Company is engaging in research that will help with the following: developing intellectual property, research registries and patent formulations in areas of chronic pain, sleeplessness, poor appetite, anxiety, menopausal symptoms, neuropathic pain, nausea and inflammation; conducting Institutional Review Board approved patient research investigations; and testing and verifying product integrity through a network of doctors and clinics. The Company currently intends to develop and market products solely in the State of California under applicable state and local laws and regulations. The Company’s planned activities do not currently involve interstate commerce, and therefore are not currently subject to prior approval requirements of the FDA. If any of the Company’s products and development activities become subject to federal drug approval processes and the Company decides to seek federal approval, the Company may need to comply with the drug research, approval and registration processes and requirements of the FDA and the DEA for drugs developed and marketed on a national scale in the United States. If the Company decides to seek FDA and/or DEA approval or registration for any of its future cannabis-based products, there is no guarantee that the Company would be successful in obtaining such approvals or registrations.

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Juva Manufacturing will create Juva branded and white-label products for other recreational and medical-related cannabis companies.

Juva Distribution will distribute Juva branded products as well as products from other (third party) licensed cannabis companies.

The Company is limited in how it can market its products, and while the research may be promising in terms of effectiveness and safety in treating targeted conditions, the Company will need to comply with applicable state and local laws and regulations, and the requirements of the FDA and DEA. The Company intends to leverage its brand development and marketing expertise to select products that will expand its shelf space and customer reach, as permitted under current cannabis regulations in California. Although the Company initially plans to research, develop and market products on an intrastate basis that meet state and local regulatory requirements in California, if the Company’s business transitions into interstate commerce in the future, the Juva Labs business may involve development and sale of cannabis-based products that will require FDA and/or DEA approval and/or registration. If the FDA determines that a new drug approval is needed for any of the Company’s products, the Company would need to proceed through the New Drug Application (“NDA”) process or modify its activities to comply with FDA requirements. Even if the Company were to submit an Investigational New Drug Application (“IND”) and NDA for FDA approval, there is no guarantee that the FDA would grant approval for all or event any of the cited indications.

Intellectual Property

We believe it is important to our success that we:

●

Obtain and maintain patent, trademark and other legal protections for the proprietary formulations, research, technology, inventions, improvements and other intellectual property we consider important to our business;

●	prosecute our patent applications and defend our issued patents;
●	protect and enforce our trademark rights and preserve the confidentiality of our trade secrets; and
●	operate without infringing the patents, trademarks and proprietary rights of third parties.

We intend to seek appropriate patent protection and intellectual property protection for our business, as well as other proprietary technologies and their uses, by filing applications in the United States and selected other countries. Juva has invested significant resources towards developing a recognizable and unique brand consistent with premium, high-end products in other industries.

As of the date hereof, the Company has registered the following state trademarks in the State of California:

•	Frosted Flowers
•	www.frostedflowers.com

As of the date hereof, the Company has the following registered trademarks and pending applications for trademarks in the United States, Canada, the United Kingdom, the European Union, and with the World Intellectual Property Organization (“WIPO”):

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Trademark	Jurisdiction	Classes	Serial No.	Filing Date	Status
FF (design)	USA	31	86796677	22 Oct 2015	Registered
FROSTED FLOWERS	USA	31	86796670	22 Oct 2015	Registered
FROSTED FLOWERS	USA	25	88923952	19 May 2020	Pending
JUVA	Canada	5, 31	A0095732	07 Apr 2020	Registered
JUVA	EUTM	5, 31	1532209	17 Nov 2020	Registered
JUVA	United Kingdom	5, 31	UK00801532209	17 Nov 2020	Brexit - to be refiled
JUVA	USA	16	88784312	04 Feb 2020	Registered
JUVA	USA	40	88206128	26 Nov 2018	Pending
JUVA	USA	31	88206122	26 Nov 2018	Pending
JUVA	USA	30	88206119	26 Nov 2018	Pending
JUVA	USA	5	88206117	26 Nov 2018	Pending
JUVA	USA	1	88206114	26 Nov 2018	Pending
JUVA	WIPO	5, 31	A0095732	07 Apr 2020	Registered
JUVA LIFE	Canada	35	1568951	23 Sep 2020	Registered
JUVA LIFE	EUTM	35	1568951	23 Sep 2020	Registered
JUVA LIFE	United Kingdom	35		23 Sep 2020	Brexit - to be refiled
JUVA LIFE	USA	35	88923944	19 May 2020	Registered
KNOWING MORE MAKES YOU FEEL BETTER	USA	35	90387271	16 Dec 2020	Pending
MYJUVA	USA	5	88928271	21 May 2020	Pending
MYJUVA (Stylized)	USA	5	90095812	05 Aug 2020	Pending
THE MORE YOU KNOW THE BETTER YOU FEEL	USA	35	90387248	16 Dec 2020	Pending

During the year ended December 31, 2021, the Company (through Juva Research) continued to develop a chemical library of natural and semi-synthetic non-cannabinoids found in the cannabis plant, with the intention of identifying compounds with anti-inflammatory properties. The Company recently identified two non-cannabinoid compounds as its lead proprietary compounds, JUVA-019 and JUVA-041, which the Company has nominated as candidates for further pre-clinical investigation. The Company has filed patent applications for JUVA-019 and JUVA-041 and has conducted pre-clinical research showing these compounds are effective as stand-alone compounds in inhibiting inflammation by modulating certain biomarkers in the body. The filing of patent applications signify the next step along the path of potential pharmaceutical development for these compounds, two non-cannabinoid molecules that have been observed to hold significant potential to inhibit inflammation. Current efforts are focused on advancing both compounds through phenotypic models of chronic diseases of aging.

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Competition

The Company faces, and expects to continue to face, competition from other companies in the medical and recreational cannabis industry, some of which may have longer operating histories, more financial resources and more experience than the Company. Increased competition by larger and well-financed competitors, and/or competitors that have longer operating histories and more manufacturing and marketing experience than the Company, could have a material adverse effect on the Company’s business, financial condition and results of operations. As the Company and its subsidiaries operate in an early stage industry, the Company expects to face additional competition from new entrants. To remain competitive, the Company will require research and development, marketing, sales and other support.

The Company expects to face additional competition from new market entrants which are not yet active in the industry. If a significant number of new licenses are granted to new market entrants in the near term, the Company may experience increased competition for market share and may experience downward price pressure on the Company’s products as new entrants increase production, which could have a material adverse effect on the Company’s business.

In addition, if the number of users of cannabis increases, the demand for products will increase and the Company expects that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, the Company will require a continued high level of investment in its facilities, licenses, branding, products and technologies, distribution, research and development, marketing, sales and client support. The Company may not have sufficient resources to complete the construction of its facilities, obtain the licenses needed to carry out its business plan, and develop a marketing, sales and client support program on a competitive basis, which could materially and adversely affect the business, financial condition, and results of operations of the Company.

The Company’s ability to become and remain competitive in the market will depend upon, among other things:

•	The level of competition in the cannabis industry;
•	The Company’s ability to identify, acquire and integrate strategic acquisitions and partnerships;
•	The Company’s ability to obtain new licenses as cannabis is legalized at the state level;
•	The Company’s ability to achieve brand loyalty;
•	The Company’s ability to offer new products and to extend existing brands and products into new markets;
•	The Company’s ability to remain competitive in its product pricing; and
•	The Company’s ability to leverage its vertically-integrated business model to increase profitability.

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Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those that we plan to develop. In the United States, the cultivation, manufacturing, distribution, sale and use of cannabis is subject to regulation at the state and local level, and pharmaceutical product candidates are subject to FDA regulation and approval. To date, the FDA has only approved one cannabis-derived medication – Epidiolex.

In California, the Medicinal and Adult-Use Cannabis Regulation and Safety Act provides the general framework for the regulation of commercial medicinal and recreational cannabis within the State of California. California’s three State cannabis licensing authorities include the Bureau of Cannabis Control, the Manufactured Cannabis Safety Branch (a division of the California Department of Public Health), and CalCannabis Cultivation Licensing (a division of the California Department of Food and Agriculture). These three licensing authorities are tasked with issuing State licenses to applicants. As of the date hereof, there is no limit to the number of licenses the State will issue. The Bureau of Cannabis Control issues licenses for retail (storefront and non-storefront/delivery), distribution, microbusinesses (businesses that have at least three of the following activities: retail, distribution, manufacturing and/or cultivation), testing, and cannabis events. The Manufactured Cannabis Safety Branch issues licenses for manufacturing operations. CalCannabis issues licenses for cultivation operations.

Currently, the Company is in the process of obtaining cannabis licenses in California that will allow it to cultivate, manufacture, process, distribute, and sell cannabis products to medicinal and recreational cannabis users. In January 2021, the Company received a cannabis cultivation license from CalCannabis Cultivation Licensing for its Stockton facility, and is currently in the process of ramping up cultivation operations at the Stockton facility. If the Company obtains the necessary state and local authorizations to carry out its business plan, management anticipates increased manufacturing and sales capacity as well as efficiencies and cost reductions in the Company’s supply chains.

State cannabis licenses in California must be renewed annually. Depending on the jurisdiction, the Company’s local authorizations must generally be renewed annually as well. Each year, licensees are required to submit a renewal application per State cannabis regulatory guidelines. Provided renewal applications are submitted in a timely manner, the Company can expect the renewals to be granted in the ordinary course of business.

The following is an overview of laws and regulations in the United States which pertain to the Company and its planned operations.

Regulation of Cannabis in the United States

Unlike Canada, which has federal legislation uniformly governing the cultivation, distribution, sale and possession of medical cannabis under the Access to Cannabis for Medical Purposes Regulations (Canada) and the regulation of recreational cannabis under the Cannabis Act (Canada), investors are cautioned that in the United States, cannabis remains illegal under United States federal law and is largely regulated at the state and local level. As of the date hereof, a total of 36 states, and the District of Columbia, have legalized cannabis in some form. The recreational use of cannabis has been legalized in the District of Columbia and 18 states within the United States.

Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a Schedule I narcotic under the Controlled Substances Act (the “CSA”) in the United States and as such, remains illegal under United States federal law. Accordingly, the Company’s business activities, while believed to be compliant with applicable state and local laws, are currently illegal under United States federal law. Unless and until the United States government amends the CSA with respect to cannabis, there is a risk that federal authorities may enforce current federal law. The risk of strict enforcement of the CSA in light of congressional activity, judicial holdings, and stated federal policy remains uncertain. Since federal law criminalizing the use of cannabis may preempt state laws legalizing its use, strict enforcement of federal law regarding cannabis would harm our business, prospects, results of operation, and financial condition. There is no guarantee that the Biden Administration or future Administrations will maintain the low-priority enforcement of federal laws in the cannabis industry that was adopted by the Obama Administration. Any change in the federal government’s policy on enforcement of the CSA implementing stricter enforcement could have a material adverse effect on the Company’s business, financial condition and results of operations and cause significant financial damage to our business and our shareholders.

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Violations of any United States federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements, arising from either civil or criminal proceedings brought by either the United States federal government or private citizens, including, but not limited to, property or product seizures, disgorgement of profits, cessation of business activities or divestiture. Such fines, penalties, administrative sanctions, convictions or settlements could have a material adverse effect on the Company, including, but not limited to, the Company’s reputation, the Company’s ability to conduct business, the Company’s ability to obtain and/or maintain cannabis licenses, whether directly or indirectly, in the United States, the listing of the Company’s securities on various stock exchanges, the Company’s financial position, operating results, profitability or liquidity, and the market price of the Company’s Common Shares.

State and local cannabis laws and regulations in the United States are complex, broad in scope, and subject to evolving interpretations and changes. Compliance with such laws and regulations could require the Company to incur substantial costs or alter certain aspects of the Company’s business. A compliance program is essential to manage regulatory risk. All operating policies and procedures implemented in the operation will be compliance-based and derived from the state regulatory structure governing ancillary cannabis businesses and their relationships to state-licensed or permitted cannabis operators, if any. Notwithstanding the Company’s efforts, regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming, and no assurance can be given that the Company will receive the requisite state and local authorizations to operate its planned businesses.

Violations of applicable state and local cannabis laws and regulations, or allegations of such violations, could disrupt certain aspects of the Company’s business plan and result in a material adverse effect on certain aspects of the Company’s planned operations. Additional regulations may be enacted in the future that will be directly applicable to certain aspects of the Company’s cultivation, production and retail businesses, and the Company’s ability to sell cannabis. The Company cannot predict the nature of any future laws, regulations, interpretations or applications, especially in the United States, nor can it be determined what effect additional governmental regulations or administrative policies and procedures, if and when promulgated, could have on the Company’s business.

The Company will be required to obtain and maintain certain state and local authorizations in the jurisdictions where its operations are based and where its products are sold. There can be no assurance that the Company will be able to obtain or maintain the state and local authorizations necessary to operate its planned medical and recreational cannabis businesses. Failure to comply with or to obtain the necessary state and local authorizations, or any material delay in obtaining these items, is likely to delay and/or inhibit the Company’s ability to conduct its business.

While the Company’s management believes that legalization trends are favorable and create a compelling business opportunity for early movers, there is no assurance that those trends will continue and be realized, that existing limited markets will continue to be available, or that any new markets for cannabis will emerge. The Company’s business plan is based on the premise that cannabis legalization will continue to expand, that consumer demand for cannabis will continue to exceed supply for the foreseeable future, and that consumer demand for cannabis for medical and recreational use will grow as legalization expands. If cannabis legalization is scaled back or reversed at the state level, or if the United States federal government increases regulation and prosecution of cannabis-related activities, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

FDA Approval Process for Pharmaceutical Drugs in the United States

Because cannabis is federally illegal to produce and sell in the United States, and because it currently has no federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the DEA; however, the FDA has enforced the FDCA with regard to hemp-derived products, especially CBD, sold outside of state-regulated cannabis businesses. If cannabis were to be rescheduled to a federally controlled, yet legal, substance, the FDA would likely play a more active regulatory role with respect to cannabis and cannabis products. In the event that cannabis or any other cannabis products that the Company develops become subject to FDA regulation, the Company’s future products may become subject to FDA approval processes for drugs marketed in the United States.

In the United States, the FDA regulates drugs under the FDCA and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. Biological products are subject to regulation by the FDA under the FDCA, the Public Health Service Act, and related regulations, and other federal, state and local statutes and regulations. Biological products include, among other things, viruses, therapeutic serums, vaccines and most protein products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, financial condition and results of operations.

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The process required by the FDA before a drug or biological product may be marketed in the United States generally involves the following:

•	Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;
•	Submission to the FDA of an Investigational New Drug Application, which must become effective before human clinical trials may begin;
•

Performance of adequate and well-controlled human clinical trials according to the FDA’s current good clinical practices to establish the safety and efficacy of the proposed drug or biologic for its intended use;

•	Submission to the FDA of a New Drug Application (an “NDA”) for a new drug product, or a Biologics License Application (a “BLA”) for a new biological product;
•

Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug or biologic is to be produced to assess compliance with the FDA’s current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s or biologic’s identity, strength, quality and purity;

•	Potential FDA audit of the nonclinical and clinical investigation sites that generated the data in support of the NDA or BLA; and
•	FDA review and approval of the NDA or BLA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. There can be no certainty that approvals will be granted. If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling.

Any drug or biological products that receive FDA approval are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information on an annual basis or as required more frequently for specific events, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, prohibitions against promoting drugs and biologics for uses or in patient populations that are not described in the drug’s or biologic’s approved labeling (known as “off-label use”), rules for conducting industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including the immediate discontinuation of noncomplying materials, adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could otherwise restrict the distribution or use of the product.

Environmental, Health and Safety Laws

The Company is subject to environmental, health and safety laws and regulations in each jurisdiction in which the Company operates. Such regulations govern, among other things, emissions of pollutants into the air, wastewater discharges, waste disposal, the investigation and remediation of soil and groundwater contamination, and the health and safety of the Company’s employees. The Company may be required to obtain environmental permits from governmental authorities for certain of its current or proposed operations. If the Company violates or fails to comply with these laws, regulations or permits, the Company could be fined or otherwise sanctioned by regulators. As with other companies engaged in similar activities or that own or operate real property, the Company faces inherent risks of environmental liability at its current and historical production sites. Certain environmental laws impose strict and, in certain circumstances, joint and several liability on current or previous owners or operators of real property for the cost of the investigation, removal or remediation of hazardous substances as well as liability for related damages to natural resources. The costs of complying with current and future environmental and health and safety laws, and any liabilities arising from past or future releases of, or exposure to, regulated materials, may have a material adverse effect on the Company’s business, financial condition and results of operations.

Legal Proceedings

Juva Life, Inc. v. Kindrub/Kind Medicine, Inc.

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In October 2018, Juva USA and Kindrub/Kind Medicine, Inc. (“Kind”), a cannabis manufacturer, executed a Letter of Intent to memorialize the parties’ mutual intent for Juva USA to acquire Kind (the “Transaction”). The Letter of Intent set forth various binding and non-binding terms that would govern the parties’ conduct until the Transaction was complete or the pursuit of the Transaction was terminated. Shortly after executing the Letter of Intent, the parties entered into a Cannabis Business Management Agreement (the “Management Agreement”) whereby Juva USA took over all management of Kind’s business while continuing its due diligence in connection with the Transaction. By January 2019, the parties had not closed the Transaction, and Kind notified Juva USA that it did not want to continue with the Transaction. On June 3, 2019, Juva USA filed an arbitration demand with the American Arbitration Association pursuant to the arbitration clause set forth in the Letter of Intent. The arbitration demand was based on Kind’s failure to return monies owed under the Letter of Intent and Management Agreement upon termination of the agreements. Kind filed a counter claim against Juva USA, and the parties agreed to mediate all claims before proceeding with the arbitration. The parties did not settle in mediation, but rather continued settlement discussions outside of mediation and reached a settlement. Kind made timely payments under the settlement agreement until January 10, 2022, at which time Kind defaulted on the final settlement payment. The parties have reached a further settlement in principle in an effort to avoid enforcement litigation, and are finalizing the settlement terms.

Muse Brands, LLC v. Doug Chloupek and Juva Life, Inc.

On January 10, 2020, Muse Brands, LLC (“Muse”), a California-based company that provides graphic design and branding services, filed a lawsuit against Juva USA and Doug Chloupek in the Superior Court in Alameda County. The complaint alleges five causes of action: breach of contract, breach of fiduciary duty, promissory estoppel, restitution and violation of unfair competition law. All causes of action arise from a 2016 contract between BAS Research and Muse. The complaint alleges that Mr. Chloupek, while an officer of BAS Research, engaged Muse to investigate and research new names for the company. The complaint further alleges that Muse provided Mr. Chloupek with the name “Juvo,” but that neither Mr. Chloupek nor BAS purchased the right to use the name. Muse recently learned of Mr. Chloupek’s company, Juva Life, and alleges that Mr. Chloupek has breached his ongoing contractual duty to Muse to maintain the secrecy of Juvo and not to use it for any purpose without the consent of Muse. The defendants filed an initial demurrer to the complaint in February 2020, Plaintiff amended its complaint, and Juva and Mr. Chloupek filed a demurrer to the Second Amended Complaint in October 2020. The Court sustained the demurrer with leave to amend. Plaintiffs Muse Brands, Raimundo Favacho and Patricia Ebner filed a Third Amended Complaint in February 2021, Juva and Mr. Chloupek filed an Answer, and discovery was ongoing in 2021. The parties attended a judicially-supervised mandatory settlement conference on April 19, 2022 and settled the case. The parties expect to execute the settlement agreement by May 3, 2022.

Employees

We currently have fifty-four (54) full-time employees, including our Chief Executive Officer, Douglas Chloupek, who devotes substantially all of his time to our Company. We currently have health, dental & vison insurance plans in place. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

We plan to engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities. We have contracted our Chief Financial Officer, Mathew Lee, who devotes approximately 50% of his time to the Company’s business, pursuant to a consulting agreement. We also have various lobbyists, marketing and IT support under contract.

Corporate Information

Our principal California-based executive offices are located at 812 Hamilton St, Redwood City, CA 94063, and our telephone number is 833-333-5882. The Company’s registered office in Canada is located at 1055 West Georgia Street, 1500 Royal Centre, P.O. Box 11117, Vancouver, BC V6E 4N7. Our website address is www.juvalife.com.

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 Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Operating Results

Results of Operations for the Years Ended December 31, 2021 and December 31, 2020

Revenues

Sales during the year increased to $3,867,610 during the year ended December 31, 2021 compared to $967,237 for the year ended December 31, 2020. Gross profit increased to $996,829 during the year ended December 31, 2021 compared to $428,271 during the year ended December 31, 2020. The increase is a result of the Company continuing to grow its online delivery business and generating sales from its initial harvests.

We are an early stage company with a limited operating history upon which to base an evaluation of our business and prospects. Our limited operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations.

Operating Expenses

Total operating expenses were $12,037,400 during the year ended December 31, 2021 compared to $12,075,154 for the year ended December 31, 2020. Overall, the increase in expenses was nominal as the Company continued to expand operations while making a focused effort on containing corporate overhead. Other factors contributing to the change in expenses include increased salaries and benefits as the Company hired additional personnel during the year as well as an increase in non-cash depreciation resulting from the build out of the Company’s facilities. Notable changes in expenses during the year ended December 31, 2021 include research and development of $329,297 (2020 - $Nil), marketing and promotion of $2,296,249 (2020 - $3,083,711), salaries and benefits of $2,860,222 (2020 - $1,913,272), and non-cash share-based payments of $1,995,658 (2020 - $3,318,136).

Net Loss

During the year ended December 31, 2021, the Company incurred a net loss of $11,358,290 compared to a net loss of $16,236,756 during the year ended December 31, 2020.

COVID-19

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, leading to an economic downturn. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations at this time.

Liquidity and Capital Resources

To date, all costs in connection with our formation, development, legal services and support have been funded by raising capital from private placements and our Regulation A Offering (the “Regulation A Offering”). Our future expenditures and capital requirements will depend on numerous factors, including the success of our ongoing operations and our ability to execute our business plan. We may encounter difficulty sourcing future financing.

The Company’s Regulation A Offering was qualified by the Securities and Exchange Commission (the “SEC”) on August 20, 2019. Pursuant to the Regulation A Offering, the Company was qualified to offer and sell up to 57,000,000 units of the Company’s securities (“Units”) at a purchase price of $0.50 USD per Unit, with each Unit comprised of one common share of the Company and one-half of one common share purchase warrant to purchase one additional common share at an exercise price of $0.75 USD over the 18-month exercise period following the date of issuance. The Company closed and terminated the Regulation A Offering effective May 31, 2020. The Company sold and issued a total of 36,198,782 Units in the Regulation A Offering, for total gross proceeds of $18,099,391.

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On February 18, 2021, the Company closed a private offering of special warrants in Canada (the “Special Warrant Offering”), pursuant to which the Company offered and sold 9,528,578 special warrants of the Company (the “Special Warrants”), at a price of CDN $1.05 per Special Warrant, for total gross proceeds of CDN $10,005,006.90. Each Special Warrant entitles the holder thereof to acquire one unit of the Company (a “Unit”), with each Unit consisting of one common share of the Company and one-half of one common share purchase warrant to purchase one additional common share of the Company for a period of 24 months following the closing date at a price of CDN $1.35 per warrant share (subject to adjustment in certain circumstances). In connection with the Special Warrant Offering, the Company engaged Mackie Research Capital Corporation (“Mackie”) to serve as its sole lead agent and bookrunner pursuant to an Agency Agreement dated February 18, 2021, between the Company and Mackie (the “Agency Agreement”). Pursuant to the Agency Agreement, Mackie agreed to act as agent for the Company to effect the Special Warrant Offering on a commercially reasonable best efforts, private placement basis, and the Company agreed to deliver to Mackie, as compensation for its services, (i) a cash commission and advisory fee equal, in the aggregate, to 7% of the gross proceeds of the Special Warrant Offering, and (ii) compensation options and advisory options, exercisable for 24 months following the closing date, to purchase Units in an amount equal to 7% of the number of Special Warrants sold under the Special Warrant Offering.

The Company had cash in the amount of $2,681,269 as of December 31, 2021, compared to cash in the amount of $2,158,694 as of December 31, 2020. The Company had a working capital of $1,947,480 as of December 31, 2021, compared to a working capital of $68,311 as of December 31, 2020 (not including the Company’s warrant liability of $73,717 as of December 31, 2021, or $4,771,841 as of December 31, 2020).

The Company’s objective when managing capital is to maintain corporate and administrative functions necessary to support the Company’s operations and corporate functions, and to seek out and acquire new projects of merit. The Company manages its capital structure in a manner that provides sufficient funding for operational and capital expenditure activities. With cultivation operations now up and running, we believe that we will have sufficient capital to finance our operations for at least the next 24 months; however, if our operating and development costs are higher than expected, we may need to obtain additional financing. No assurances can be made that we will be successful in obtaining additional equity or debt financing, or that we will ultimately achieve profitable operations and positive cash flow.

The Company does not pay dividends and has no long-term debt or bank credit facility. The Company is not subject to any externally imposed capital requirements.

If additional funds are required to support our operations in the future, the Company plans to raise additional capital primarily through the private placement of its equity securities. Under such circumstances, there is no assurance that the Company will be able to obtain further funds required for the Company’s continued working capital requirements.

Capital Expenditures

Juva USA has contractual obligations for capital expenditures in the amount of $200,000 and projected capital expenditures of $10,000,000 to complete the construction of its facilities in California, and we expect to use the proceeds from the Regulation A Offering, Special Warrant Offering and other past and future private placements to fulfill such commitments.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements.

Going Concern

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company’s ability to continue as a going concern is contingent upon its ability to raise additional capital as required. Initially, we intend to finance our operations with the proceeds from the Regulation A Offering and the Company’s private placement offerings in Canada and, if needed, future equity financings. Since the Company’s inception, we have funded operations primarily in the form of capital raised from the sale and issuance of our equity securities. During the period from June 29, 2018 (inception of Juva USA) through December 31, 2021, the Company incurred an accumulated deficit of $39,945,134.

Trend Information

Because we are still in the startup phase and have only recently commenced operations, we are unable to identify any significant recent trends in production, sales and inventory, costs, and selling prices, and we are unable to identify any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our future net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

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Item 3. Directors and Officers

Directors, Executive Officers and Significant Employees

The table below sets forth our directors and executive officers of as of the date of this Annual Report and for the year ended December 31, 2021.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Officers:
Douglas Chloupek	President and Chief Executive Officer	44	June 2018 – Present	N/A
Neil Ruditsky	Chief Operating Officer	51	August 2018 – Present	N/A
Mathew Lee	Chief Financial Officer, Treasurer and Secretary	38	September 2018 – Present	20
Kari Gothie	VP Finance	57	June 2018 – Present	N/A

Directors:
Douglas Chloupek	Director	44	June 2018 – Present	N/A
Dr. Rakesh Patel	Director	49	August 2018 – August 2021	N/A
Kari Gothie	Director	56	June 2019 – Present	N/A
Dr. Peter Beitsch	Director	61	August 2021 – Present	N/A

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Certain Relationships

Except as set forth herein and in our discussion below in “Interest of Management and Others in Certain Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships

There are no familial relationships among any of our directors or officers.

Business Experience

Douglas Chloupek, President, Chief Executive Officer and Director: Douglas Chloupek has served as our Chief Executive Officer, President and Director since the inception of Juva USA in 2018. Mr. Chloupek has founded and run numerous cannabis companies, including Valley Grown Enterprises (where he has served as Chief Executive Officer since April 2017), Lux Wellness (where he served as Chief Operating Officer from October 2015 to February 2018), Medmar Healing Center (where he served as Chief Executive Officer from March 2010 to October 2015), and Frosted Flowers (where he has served as Chief Executive Officer since 2013). Mr. Chloupek also founded and served as Chief Operating Officer from January 2015 to June 2016 of BAS Research Center, California’s first licensed medical cannabis manufacturing and research group, dedicated to developing pharmaceutical grade cannabis products. Additionally, Mr. Chloupek is the co-founder and has served since June 2017 as the President of Day-to-Day Ingredients, which supplies molecularly-infused sugar, salt and non-dairy powder creamer to infused product manufacturers in the California market and CBD product market globally. Mr. Chloupek also has helped build and support California’s cannabis industry, as a founding member of both the California Cannabis Industry Association and the Citizens Coalition for Patient Care. We believe Mr. Chloupek’s extensive experience in the industry and entrepreneurial background and knowledge will help further the Company’s business goals and efforts.

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Neil Ruditsky, Chief Operating Officer: Mr. Ruditsky has served as our Chief Operating Officer since August 2018. Mr. Ruditsky has spent more than two decades in senior leadership positions in the hospitality and cannabis industries, including with Coastal Americare (dba Elemental Wellness) where he served as VP of Business Development from July 2012 to February 2018, and the Pyramid Hotel Group where he served as General Manager from May 2006 to July 2012. Mr. Ruditsky also founded NSR Enterprises, a company that consulted with cannabis businesses on various operational issues. Mr. Ruditsky holds a Bachelor of Science degree in Hospitality from Johnson & Wales University.

Mathew Lee, Chief Financial Officer, Treasurer and Secretary: Mr. Lee has served as our Chief Financial Officer, Treasurer and Secretary since September 2018. Mr. Lee has over ten years of experience in audit, finance, public company financial reporting and operations management. He began his career as a CPA, CA with Smythe LLP and performed financial statement audits and handled taxation matters for both publicly traded and privately held entities from January 2007 to December 2014. From December 2014 to November 2016, Mr. Lee was Manager of Operations for Raymond James Ltd., one of Canada’s largest independent investment dealers with revenues in excess of $300 million and assets under administration in excess of $33 billion. Mr. Lee provided overall leadership and business direction to two teams of 40 associates while overseeing the execution and facilitation of transactions for Canadian operations. From November 2016 to November 2017, Mr. Lee served as Corporate Controller for AP Capital, a real estate investment company with assets under management of $150 million. Since November 2017, Mr. Lee has served as chief financial officer for multiple TSX-V and CSE listed companies with a focus on cannabis, mining, and technology. Mr. Lee has expertise in the areas of financial reporting, budgeting, forecasting, cash management and process improvement. Mr. Lee holds a Chartered Accountant designation with a Bachelor of Commerce Degree from the University of British Columbia.

Peter Beitsch, MD, Director: Dr. Beitsch has served as a member of our Board of Directors since August 2021. Dr. Beitsch is a surgical oncologist who has been providing breast cancer treatment as the President of his practice, Dallas Surgical Group, since 1994. Dr. Beitsch has held numerous positions in national surgical societies, including the American Society of Breast Surgeons, where he served as President of the Society from 2013-2014, first Chairman of the Membership Committee 2001-2004, Program Director for the 2005 Annual Meeting in Los Angeles, Board of Directors Member from 2006-2009 and 2012-2015. He has served on the Executive Committee of the Society of Surgical Oncology from 2008-2010, General Surgical Oncology Committee of the American Board of Surgery, and was a National Ultrasound Faculty for the American College of Surgeons. Dr. Beitsch has presented internationally and is actively involved in breast cancer and melanoma research. He has authored articles in peer-reviewed medical journals including the New England Journal of Medicine, the Journal of the American Medical Association, the Proceedings of the National Academy of Science, Journal of Clinical Oncology, and the Annals of Surgical Oncology.

Kari Gothie, VP of Finance and Director: Ms. Gothie has served as our Vice President of Finance since June 2018 and as a member of our Board of Directors since June 2019. Ms. Gothie has over 30 years of financial experience, including as Vice President of Finance with Think Big Analytics (a Teradata Company) from November 2012 through September 2014 and as Chief Financial Officer and Board member of FocusFrame Inc. from November 2002 through March 2007. From October 2014 to May 2018, Ms. Gothie served as a partner and tax specialist for Gothie & Associates LLC in Connecticut, in addition to consulting with private companies in the Bay Area of Northern California, advising in all areas of finance, accounting, human resources and corporate governance. She began her career as a Certified Public Accountant (CPA) with KPMG and performed financial statement audits and handled taxation matters for both publicly traded and privately held entities from 1986 to 1989. From 1990 to 1993 she was a senior manager with a regional accounting firm Gothie & Company CPAs, working with private companies in all areas of audit, tax and compliance. She received her Master’s in Business Administration from University California at Berkeley in 1995 and has spent all subsequent years working with start-up companies as both an employee and private consultant. Ms. Gothie has expertise in the areas of strategic analysis, budgeting, forecasting, cash management, and risk management. She also has extensive experience in high growth organizations and mergers and acquisitions.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Except as disclosed above under “Legal Proceedings” in the “Business” section, we are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Compensation of Directors and Executive Officers

The following table represents information regarding the total compensation for the three highest paid executive officers or directors of the Company during the fiscal year ended December 31, 2021:

		Cash Compensation	Other Compensation(1)	Total Compensation
Name	Capacity in which compensation was received	($)	($)	($)
Douglas Chloupek	Chief Executive Officer, President and Director	$310,000	$-	$310,000
Neil Ruditsky	Chief Operating Officer	$185,000	$-	$185,000
Kari Gothie	VP Finance and Director	$300,000	$-	$300,000

(1)

Any values reported in the “Other Compensation” column, if applicable, represents the aggregate grant date fair value, computed in accordance with International Financial Reporting Standards (IFRS) 2 Share Based Payments, of grants of stock options to each of our named executive officers and directors.

Director Compensation

We currently have three directors. We currently do not pay our directors any cash compensation for their services as board members.

On July 20, 2019, our Board adopted the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and approved the grant of a total of 9,829,881 RSUs to our four directors at the time as consideration for their services to the Company. Certain of the RSUs were fully vested as of the grant date, while others are subject to vesting over a period of two or three years following the grant date, with vesting commencing on August 1, 2019. Upon exercise of any vested RSUs, the Company will pay the recipients by delivery of Common Shares, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board and set forth in the applicable award agreement.

On January 20, 2020, the Company granted 200,000 RSUs to the Company’s directors and officers pursuant to the 2019 Plan. The RSUs have varying vesting terms and expiration dates between August 30, 2028 and May 13, 2029. On July 20, 2021, the Company granted 200,000 RSUs to an officer pursuant to the 2019 Plan. The RSUs vest quarterly and expire on July 20, 2031. Upon exercise of any vested RSUs, the Company will pay the recipients by delivery of Common Shares, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board and set forth in the applicable award agreement.

The Company may grant additional awards to our directors in the future as compensation for their services, pursuant to the terms of the 2019 Plan.

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Employment Agreements, Arrangements or Plans

Mr. Lee entered into a consulting agreement with Juva USA dated August 24, 2018 for a term of 12 months. Mr. Lee’s consulting agreement was extended for a term of 24 months pursuant to a new consulting agreement dated November 1, 2019, between Mr. Lee and the Company. Mr. Lee is currently on a month-to-month contract. Pursuant to the consulting agreement, Mr. Lee has agreed to perform certain services as Chief Financial Officer of the Company. The consulting agreement provides that Mr. Lee shall receive a monthly fee of CAD $5,000, which will be increased to CAD $7,500 per month upon the Company’s securities being listed on a stock exchange or traded on the over-the-counter marketplace. The consulting agreement may be terminated by Mr. Lee for any reason upon 30 days’ written notice to the Company, or by the Company for any reason upon 60 days’ written notice or payment of two months’ fees in lieu thereof, or by the Company without notice upon a material breach or in the event Mr. Lee is unable to provide the services for a period of thirty (30) consecutive days.

Mr. Ruditsky has entered into a verbal employment agreement with Juva USA. Pursuant to the verbal employment agreement, Mr. Ruditsky has agreed to perform certain services as Chief Operating Officer of Juva USA and the Company. Pursuant to the verbal employment agreement, Mr. Ruditsky currently receives an annual base salary of $185,000 (subject to review and adjustment by the Board).

Ms. Gothie has entered into a verbal employment agreement with Juva USA. Pursuant to the verbal employment agreement, Ms. Gothie has agreed to perform certain services as Vice President of Finance of Juva USA and the Company. Pursuant to the verbal employment agreement, Ms. Gothie currently receives an annual base salary of $300,000 (subject to review and adjustment by the Board).

Mr. Chloupek has entered into a verbal employment agreement with Juva USA. Pursuant to the verbal employment agreement, Mr. Chloupek has agreed to perform certain services as Chief Executive Officer of Juva USA and the Company. Pursuant to the verbal employment agreement, Mr. Chloupek currently receives an annual base salary of $310,000 (subject to review and adjustment by the Board) and is eligible for an annual management incentive bonus based upon the Company’s financial results. The Company intends to enter into a formal written employment agreement with Mr. Chloupek, which will provide that Mr. Chloupek will receive an initial base salary (subject to review and adjustment by the Board) and will be eligible for an annual management incentive bonus based upon the Company’s financial results.

Pursuant to agreements with the Company and Juva USA, Mr. Chloupek was granted 300,000 options to purchase common stock of Juva USA at fair market value in August 2018 and an additional 2,225,000 options to purchase common stock of Juva USA at fair market value in May 2019. He will be eligible for additional annual grants of options to purchase Common Shares of the Company pursuant to his ongoing employment arrangements with the Company.

On July 20, 2019, the Board adopted the 2019 Plan, which provides for the grant of stock options, stock appreciation rights, RSUs and other stock and cash-based awards to employees, officers, directors and consultants of the Company and employees, officers, directors and consultants of the Company’s affiliated entities. The 2019 Plan will be administered by the Board, or a committee of the Board designated by the Board. The Board, as administrator, has the authority to determine the provisions, terms and conditions of each award granted pursuant to the 2019 Plan, including vesting schedules, forfeiture or repurchase provisions, forms of payment upon settlement of each award (i.e., cash, shares, or other consideration), payment contingencies and satisfaction of performance criteria.

On July 20, 2019, the Company granted a total of 10,429,881 RSUs to our directors and advisors pursuant to the 2019 Plan, including (i) 8,126,893 RSUs granted to Douglas Chloupek (fully vested as of the grant date), (ii) 1,352,988 RSUs granted to Rakesh Patel (1,127,988 of which are fully vested as of the grant date, and 225,000 of which are subject to vesting in equal quarterly installments over two years commencing August 1, 2019), (iii) 300,000 RSUs granted to Kari Gothie (subject to vesting in equal quarterly installments over three years commencing August 1, 2019), (iv) 50,000 RSUs granted to Norton Singhavon, a former director (subject to vesting in equal quarterly installments over three years commencing August 1, 2019), and (v) a total of 600,000 RSUs granted to four advisors (50% of which are fully vested as of the grant date, and 50% of which are subject to vesting in equal quarterly installments over two years commencing August 1, 2019). The Company may grant awards to our employees, officers, directors and consultants in the future pursuant to the terms of the 2019 Plan.

On January 20, 2020, the Company granted 600,000 RSUs to the Company’s directors and officers pursuant to the 2019 Plan. The RSUs have varying vesting terms and expiration dates between August 30, 2028 and May 13, 2029. Upon exercise of any vested RSUs, the Company will pay the recipients by delivery of Common Shares, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board and set forth in the applicable award agreement.

18

On July 20, 2021, the Company granted 200,000 RSUs to an officer pursuant to the 2019 Plan. The RSUs vest quarterly and expire on July 20, 2031. Upon exercise of any vested RSUs, the Company will pay the recipients by delivery of Common Shares, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board and set forth in the applicable award agreement.

We do not currently have any other written employment agreements, arrangements or plans with any of our directors, officers or significant employees.

Item 4. Security Ownership of Management and Certain Securityholders

The following table shows the beneficial ownership of our Common Shares, as of April 29, 2022, held by (i) each person known to us to be the beneficial owner of more than 10% of any class of our voting securities; (ii) each director who is the beneficial owner of more than 10% of any class of our voting securities; (iii) each executive officer who is the beneficial owner of more than 10% of any class of our voting securities; and (iv) all directors and executive officers as a group. As of April 29, 2022, there were 164,016,223 Common Shares issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Common Shares subject to convertible securities, options, warrants and other rights which are currently exercisable or which may become exercisable within 60 days of the date hereof, are deemed outstanding and beneficially owned by the person holding such convertible securities, options, warrants or other rights for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

The percentages below are based on fully diluted Common Shares as of the date of this Annual Report. Unless otherwise indicated, the business address of each person listed is c/o Juva Life Inc., Suite 1400 – 885 West Georgia Street, Vancouver, British Columbia V6C 3E8.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Directors and Officers:

Douglas Chloupek	35,923,477 common shares	21.90%

All executive officers and directors as a group	41,973,477 common shares (1)	25.44%

Greater than 10% Securityholders:
None (other than the directors and officers noted above)
(1) Includes 1,000,000 fully vested stock options granted to Kari Gothie.

19

Item 5. Interest of Management and Others in Certain Transactions

Transactions with Related Persons

Except as described below and except for employment and compensation arrangements which are described under “Compensation of Directors and Executive Officers” above, since January 1, 2020, there has not been, nor is there currently proposed, any transaction in which the Company or any of its subsidiaries are or were a participant and the amount involved exceeds the lesser of $120,000 and 1% of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers, holders of more than 10% of our Common Shares or any immediate family member of any of the foregoing had or will have a direct or indirect material interest.

During the fiscal years ended December 31, 2021 and December 31, 2020, the Company had the following related party transactions:

1.

The Company paid $835,918 during the year ended December 31, 2021 and $891,044 during the year ended December 31, 2020 in lease payments to Best Leasing Services, Inc., a company 100% owned by the CEO and a shareholder of the Company. The Company leases three of its facilities from Best Leasing Services, Inc. pursuant to sublease agreements, and approximately 90% of the payments under the sublease agreements are passed directly to the landlord of each property pursuant to the master lease agreements between the landlord and Best Leasing Services, Inc. During the year ended December 31, 2019, the Company also paid a security deposit in the amount of $24,000 to Best Leasing Services, Inc. pursuant to the sublease agreements.

2.

On February 13, 2020, the Company entered into a Consulting Agreement with TME Consulting, LLC (“TME”), pursuant to which TME will serve as a strategic advisory board for the Company and provide related advisory services. Pursuant to the terms of the agreement, TME is entitled to $10,000 per month and options to purchase 450,000 common shares of the Company at an exercise price of $0.50 per share, subject to monthly vesting over a period of 48 months. TME was paid $43,000 during the year ended December 31, 2021 and $80,000 during the year ended December 31, 2020. Rakesh Patel, a former director of the Company, and Peter Beitsch, a current director of the Company, are principal and minority owners of TME.

3.

Included in accounts payable and accrued liabilities of the Company as of December 31, 2021 was $212,769 owed to officers and directors of the Company, compared to $53,541 owed to officers and directors of the Company as of December 31, 2020, for services rendered and expense reimbursements.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), director(s) and significant shareholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our Board, or an appropriate committee thereof. On a moving forward basis, our directors will continue to approve any related party transaction.

 Item 6. Other Information

None.

20

 Item 7. Financial Statements

Juva Life Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of

Juva Life Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Juva Life Inc. (the “Company”), as of December 31, 2021 and 2020, and the related consolidated statements of loss and comprehensive loss, cash flows, and changes in shareholders’ equity (deficiency) for the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Juva Life Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles under International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a net loss of $11,358,290 during the year ended December 31, 2021 and has stated that substantial doubt exists about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

We have served as the Company’s auditor since 2019.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada Chartered Professional

Accountants

April 29, 2022

F-2

Juva Life Inc.

Consolidated Financial Statements

As at and for the year ended December 31, 2021

(Expressed in US Dollars)

F-3

Juva Life Inc.

Consolidated Statements of Financial Position

(Expressed in US dollars)

	Note	December 31, 2021	December 31, 2020

ASSETS

Current assets
Cash		$2,681,269	$2,158,694
Accounts receivable		127,658	13,760
Inventory		320,596	230,931
Biological assets	10	367,671	-
Other receivables	5,7	508,000	181,175
Prepaid expenses		243,973	218,544
Total current assets		4,249,167	2,803,104

Non-current assets
Deposits	9	69,065	69,065
Equipment advance	8	100,183	-
Right of use assets	14	3,716,626	1,705,205
Property and equipment	8	12,551,547	11,013,582
Total non-current assets		16,437,421	12,787,852
Total assets		20,686,588	15,590,956

LIABILITIES
Accounts payable and accrued liabilities	9	1,882,456	1,883,222
Income taxes payable	17	90,500	60,000
Warrant liability	11	73,717	4,771,841
Current portion of lease liabilities	14	328,731	791,571
		2,375,404	7,506,634

Non-current liability
Lease liabilities	14	3,977,032	1,380,968
		6,352,436	8,887,602

SHAREHOLDERS’ EQUITY
Share capital	6	49,567,593	30,208,234
Share proceeds receivable	6	(770,677)	(770,677)
Share subscriptions received in advance	6	-	110,648
Reserves	6	5,501,876	5,758,510
Other comprehensive loss		(19,506)	(16,517)
Deficit		(39,945,134)	(28,586,844)
Total shareholders’ equity		14,334,152	6,703,354
Total liabilities and shareholders’ equity		$20,686,588	$15,590,956

Nature of operations (Note 1)

Going concern (Note 2)

Commitments and contingencies (Note 15)

Subsequent events (Note 19)

These consolidated financial statements were authorized for issue by the Board of Directors on April 28, 2022.

Approved by the Board of Directors:

“Doug Chloupek”                            Director                “Kari Gothie”      Director

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Juva Life Inc.

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in US dollars)

	Note	Year ended December 31, 2021	Year ended December 31, 2020

Sales		$3,867,610	$967,237
Cost of goods sold		2,616,867	538,966

Gross profit before unrealized items		1,250,743	428,271
Realized fair value amounts included in inventory sold		100	-
Unrealized fair value change on biological assets	10	(254,014)	-

Gross profit		996,829	428,271

Expenses
Depreciation	8,14	671,551	775,314
Interest expense	14	690,824	381,514
Marketing and promotion		2,296,249	3,083,711
Office and administration		1,615,728	1,004,760
Permits		200,890	114,915
Professional fees		1,198,063	1,183,005
Rent	9	(2,372)	101,029
Research and development		329,297	-
Salaries and benefits	9	2,860,222	1,913,272
Share-based payments	6,9	1,995,658	3,318,136
Transfer agent fees		181,290	199,498
Operating expenses		12,037,400	12,075,154

Other Items:
Change in fair value of warrant liability	11	(766,901)	(4,538,511)
Impairment of intangibles		-	(83,541)
Gain on disposition	5	705,508	-
Abandoned construction		-	(7,222)
Foreign exchange gain (loss)		(204,706)	99,401
Loss before taxes		(11,306,670)	(16,176,756)

Income tax expense
Current income tax expense	17	(51,620)	(60,000)

Net loss for the year		$(11,358,290)	$(16,236,756)
Other comprehensive gain
Foreign currency translation adjustment		(2,989)	66,377

Total comprehensive loss for the year		$(11,361,279)	$(16,170,379)

Basic and diluted loss per common share		$(0.07)	$(0.13)

Weighted average number of common shares outstanding		157,725,352	129,241,891

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Juva Life Inc.

Consolidated Statements of Cash Flows

(Expressed in US dollars)

	Year ended December 31, 2021	Year ended December 31, 2020
OPERATING ACTIVITIES
Loss for the year	$(11,358,290)	$(16,236,756)
Items not involving cash:
Change in fair value of warrant liability	766,901	4,538,511
Depreciation	671,551	775,314
Interest expense	678,810	377,429
Share-based payments	1,995,658	3,318,136
Impairment	-	83,541
Unrealized fair value change on biological assets	254,014	-
Gain in disposition of subsidiary	(705,116)	-
Changes in non-cash working capital items:
Accounts receivable	(113,898)	(8,854)
Inventory	(89,665)	(230,931)
Biological assets	(621,685)	-
Other receivables	(18,825)	-
Prepaid expenses	(25,429)	(146,673)
Deposits	-	7,250
Accounts payable and accrued liabilities	(255,209)	1,146,471
Taxes payable	30,500	60,000
Cash used in operating activities	(8,790,683)	(6,316,562)

INVESTING ACTIVITIES
Purchase of property and equipment	(1,958,547)	(8,279,688)
Recovery of deposit (KIND)	42,000	-
Equipment advance	(100,183)	-
Proceeds from sale of subsidiary	727,500	-
Cash provided used in investing activities	(1,289,230)	(8,279,688)

FINANCING ACTIVITIES
Repayment of lease liability	(953,360)	(971,954)
Proceeds from special warrant financing	7,881,682	14,556,734
Share subscriptions received in advance	-	110,648
Proceeds from exercise of warrants	4,292,236	1,999,841
Proceeds from exercise of warrants	-	5,000
Share issuance costs	(642,524)	(287,845)
Cash provided by financing activities	10,578,034	15,412,424

Foreign exchange effect on cash	24,454	66,377

Increase in cash	522,575	882,551
Cash, beginning of the year	2,158,694	1,276,143
Cash, end of the year	$2,681,269	$2,158,694

Supplemental disclosure with respect to cash flows (Note 18)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Juva Life Inc.

Consolidated Statements of Changes in Shareholders’ Equity (Deficiency)

(Expressed in US dollars)

		Share Capital
	Note	Number	Amount	Share Proceeds Receivable	Share Subscriptions Received in Advance	Reserves	Other Comprehensive Loss	Deficit	Total Shareholders’ Equity (Deficiency)
			$	$	$	$	$	$	$
December 31, 2019		89,887,379	6,433,175	(770,677)	3,472,174	2,681,348	(82,894)	(12,350,088)	(616,962)
Private placement	6	36,198,782	18,099,391	-	(3,472,174)	-	-	-	14,627,217
Share issuance costs	6	-	(287,845)	-	-	-	-	-	(287,845)
Shares issued on exercise of warrants	6	8,094,913	1,999,841	-	-	-	-	-	1,999,841
Share subscriptions received in advance	6	-	-	-	110,648	-	-	-	110,648
Reclassification of warrant liability	6	-	3,717,698	-	-	-	-	-	3,717,698
Shares issued on exercise of stock options	6	10,000	9,474	-	-	(4,474)	-	-	5,000
Shares issued on vesting of restricted stock units	6	481,944	236,500	-	-	(236,500)	-	-	-
Share-based payments	6	-	-	-	-	3,318,136	-	-	3,318,136
Foreign currency translation adjustment		-	-	-	-	-	66,377	-	66,377
Loss and comprehensive loss for the year		-	-	-	-	-	-	(16,236,756)	(16,236,756)

December 31, 2020		134,673,018	30,208,234	(770,677)	110,648	5,758,510	(16,517)	(28,586,844)	6,703,354
Special warrant financing	6	9,528,578	7,471,442	-	-	-	-	-	7,471,442
Share issuance costs	6	-	(1,280,508)	-	-	637,984	-	-	(642,524)
Shares issued on exercise of warrants	6	9,308,610	4,433,251	-	(110,648)	(30,367)	-	-	4,292,236
Reclassification of warrant liability	11	-	5,875,265	-	-	-	-	-	5,875,265
Shares issued on vesting of restricted stock units	6	10,506,017	2,859,909	-	-	(2,859,909)	-	-	-
Share-based payments	6	-	.	-	-	1,995,658	-	-	1,995,658
Foreign currency translation adjustment		-	-	-	-	-	(2,989)	-	(2,989)
Loss and comprehensive loss for the year		-	-	-	-	-	-	(11,358,290)	(11,358,290)
December 31, 2021		164,016,223	49,567,593	(770,677)	-	5,501,876	(19,506)	(39,945,134)	14,334,152

The accompanying notes are an integral part of these consolidated financial statements.

F-7

Juva Life Inc.

Notes to the Consolidated Financial Statements For the year ended December 31, 2021

(Expressed in US dollars)

1.	NATURE OF OPERATIONS

Juva Life Inc. (the “Company”) was incorporated under the laws of British Columbia on April 3, 2019. The principal business of the Company is to acquire, own, and operate various cannabis business in the state of California. The Company’s registered office is 1055 West Georgia Street, 1500 Royal Centre, P.O. Box 11117, Vancouver, BC V6E 4N7. The Company’s common shares are listed on the Canadian Securities Exchange under the trading symbol JUVA.

The Company operates in the medical and recreational cannabis sectors in California, USA. As at December 31, 2021 and December 31, 2020, the Company operates in one reportable segment, being the cannabis operations. All non-current assets of the Company are located in the USA. While some states in the United States have authorized the use and sale of marijuana, it remains illegal under federal law and the approach to enforcement of U.S. federal laws against marijuana is subject to change. Because the Company is engaged in marijuana-related activities in the US, it assumes certain risks due to conflicting state and federal laws. The federal law relating to marijuana could be enforced at any time and this would put the Company at risk of being prosecuted and having its assets seized.

In March 2020, the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or results of operations at this time.

2.	GOING CONCERN

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period. The Company incurred a net loss of $11,358,290 during the year ended December 31, 2021 (2020 - $16,236,756). Management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern.

3.	BASIS OF PRESENTATION

These consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments measured at fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information. The accounting policies below have been applied to all periods presented in these consolidated financial statements and are based on International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretation Committee (“IFRIC”).

These consolidated financial statements are presented in US dollars and all financial amounts, other than per-share amounts, are rounded to the nearest dollar. The functional currency of the Company and all of its US subsidiaries is the US dollar. The functional currency of the Canadian subsidiary is the Canadian dollar.

F-8

The policies applied in these consolidated financial statements are based on IFRS issued and effective as of December 31, 2021.

3.1.	Basis of measurement

These consolidated financial statements have been prepared using the measurement basis specified by IFRS for each type of asset, liability, revenue and expense.

3.2.	Significant judgments, estimates and assumptions

The preparation of the Company’s consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

Critical adjustments exercised in applying accounting polices that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

Determination of functional currency

The Company determines the functional currency through an analysis of several indicators such as expenses and cash flow, financing activities, retention of operating cash flows, and frequency of transactions within the reporting entity.

Going concern

The preparation of the consolidated financial statements requires management to make judgments regarding the going concern of the Company as previously discussed in Note 2.

Impairment of long-lived assets

The Company performs impairment testing annually for long-lived assets as well as when circumstances indicate that there may be impairment for these assets. Management judgement is involved in determining if there are circumstances indicating that testing for impairment is required, and in identifying cash generating unit (“CGU”) for the purpose of impairment testing.

The Company assesses impairment by comparing the recoverable amount of a long-lived asset, CGU, or CGU group to its carrying value. The recoverable amount is defined as the higher of: (i) value in use; or (ii) fair value less cost to sell. The determination of the recoverable amount involves management judgement and estimation. These estimates and assumptions could affect the Company’s future results if the current estimates of future performance and fair values change.

Estimation Uncertainty

The following are key assumptions concerning the future and other key sources of estimation uncertainty that have a significant risk of resulting in a material adjustment to the carrying amount of assets and liabilities within the next financial year:

F-9

Depreciation and amortization

The Company’s equipment and finite-life intangible assets are depreciated and amortized using a straight line method over the estimated useful lives of the assets and residual values. Leasehold improvements are amortized over the lease term. Changes to these estimates may affect the carrying value of these assets, net earnings, and comprehensive income (loss) in future periods.

Income taxes

Provisions for income taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were originally recorded, such differences will affect the tax provisions in the period in which such determination is made.

Valuation of share-based compensation

The Company uses the Black-Scholes option pricing model for valuation of share-based compensation. Option pricing models require the input of subjective assumptions including expected price volatility, interest rate, and forfeiture rate. Changes in input assumptions can materially affect the fair value estimate and the Company’s earnings and equity reserves.

Inventory

The Company reviews the net realizable value of, and demand for, its inventory regularly to provide assurance that recorded inventory is stated at the lower of cost or net realizable value. Factors that could impact estimated demand and selling prices include competitor actions, supplier prices and economic trends.

F-10

Biological assets and inventory

In calculating the value of the biological assets and inventory, management is required to make several estimates, including estimating the stage of growth of the cannabis up to the point of harvest, harvesting costs, average or expected selling prices and list prices, expected yields for the cannabis plants. In calculating final inventory values, management compares the inventory costs to estimated realizable value.

3.3	Basis of consolidation

These consolidated financial statements incorporate the financial statements of the Company and its wholly controlled subsidiaries, Juva Life, Inc. (“Juva US”) Precision Apothecary Inc. (“Precision”), Juva RWC Inc., and Juva Stockton Inc., all of which were incorporated in the state of California and 1177988 B.C. Ltd. a company incorporated in British Columbia, Canada. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The consolidated financial statements include the accounts of the Company and its direct wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Where the Company’s interest is less than 100%, the interest attributable to outside shareholders is reflected in non-controlling interest. Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Company’s equity therein. Non-controlling interests consist of the amount of those interests at the date of the original business combination and the non-controlling interests’ share of changes in equity since the date of the combination.

4.	SIGNIFICANT ACCOUNTING POLICIES

4.1	Impairment of Non-Financial Assets

At the end of each reporting period, the carrying amounts of the Company’s assets are reviewed to determine whether there is any indication that those assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

F-11

For assets that generate largely independent cash inflows, which is comprised of intangible assets of the Company, the recoverable amount is determined for the cash generating unit (‘CGU’) to which the asset belongs. Where an impairment loss subsequently reverses, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

4.2	Provisions

Liabilities are recognized when the Company has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation. A provision is a liability of uncertain timing or amount.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects the current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to the passage of time is recognized as a finance expense.

4.3	Income Taxes

Tax expense recognized in profit or loss comprises the sum of deferred tax and current tax not recognized in other comprehensive income or directly in equity.

Current tax assets and liabilities comprise those obligations to, or claims from, fiscal authorities relating to the current or prior reporting periods, that are unpaid at the reporting date. Current tax is payable on taxable profit which differs from profit or loss in the consolidated financial statements. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred taxes are calculated using the liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax is not provided on the initial recognition of goodwill or on the initial recognition of an asset or liability unless the related transaction is a business combination or affects taxable profit or accounting profit. Deferred tax liabilities on temporary differences associated with shares in subsidiaries and joint ventures is not provided for if reversal of these temporary differences can be controlled by the Company and it is probable that reversal will not occur in the foreseeable future.

Deferred tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are likely to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in profit or loss in the period that includes the substantive enactment date. Deferred tax assets are recognized for all temporary differences, carry-forward of unused tax credits and unused tax losses to the extent that it is probable that future taxable profits will be available against which they can be utilized.

F-12

Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same entity or different entities which intend to settle current tax assets and liabilities on a net basis or simultaneously in each future period in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled.

Changes in deferred tax assets or liabilities are recognized as a component of income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

4.4	Share capital

The Company records proceeds from share issuances net of issue costs and any tax effects in shareholders’ equity. Common shares issued for consideration other than cash are valued based on their market value at the date the shares were granted. Common shares held by the Company are classified as treasury stock and recorded as a reduction to shareholders’ equity.

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component. The Company considers the fair value of common shares issued in private placements to be the more easily measurable component of unit offerings and the common shares are valued at their fair value, as determined by the closing quoted bid price on the announcement date. The balance, if any, is allocated to any attached warrants or other features. Any fair value attributed to warrants is recorded as reserves.

4.5	Share-based Payments

Share-based payment arrangements in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled transactions and, when determinable, are recorded at the value of the goods and services received. If the value of the goods and services received is not determinable, then the fair value of the share-based payment is used.

The Company uses a fair value-based method (Black-Scholes Option Pricing Model) for all share options granted to directors, employees and non-employees. For directors and employees, the fair value of the share options is measured at the date of grant. For grants to non-employees where the fair value of the goods or services is not determinable, the fair value of the share options is measured on the date the services are received.

F-13

The fair value of share-based payments is charged to profit or loss, with the offsetting credit to contributed surplus. For directors, employees and consultants, the share options are recognized over the vesting period based on the best available estimate of the number of share options expected to vest. If options vest immediately, the expense is recognized when the options are issued. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior periods where vested. For non-employees, the share options are recognized over the related service period. When share options are exercised, the amounts previously recognized in reserves are transferred to share capital.

In the event share options are forfeited prior to vesting, the associated fair value recorded to date is reversed. The fair value of any vested share options that expire remain in reserves.

4.6	Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

4.7	Property and Equipment

Equipment and leasehold improvement items are carried at cost less accumulated depreciation and accumulated impairment losses. In the year of acquisition, depreciation is recorded at one-half the normal rate. Depreciation is recognized using the straight-line method at the following annual rates:

Equipment                               Straight-Line         over the useful life of the assets (3-7 years)

Leasehold Improvements     Straight-Line         over lease term

Equipment that is withdrawn from use, or has no reasonable prospect of being recovered through use or sale, are regularly identified and written off.

The assets’ residual values, depreciation methods and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

Subsequent expenditure relating to an item of property and equipment is capitalized when it is probable that future economic benefits from the use of the assets will be increased. All other subsequent expenditures are recognized as repairs and maintenance expense.

F-14

4.8	Intangible assets

Intangible assets are recognized and measured at cost. Intangible assets with finite useful lives are amortized using the straight-line method over the useful life of the asset. The Company conducts an annual assessment of the residual balances, useful lives and amortization methods being used for intangible assets and any changes arising from the assessment are applied by the Company prospectively. Intangible assets with indefinite useful lives are not amortized. An impairment test on intangible assets is performed annually or whenever there is indication that the intangible asset is impaired.

4.9	Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) (the numerator) by the weighted average number of outstanding common shares for the period (denominator). In computing diluted earnings per share, an adjustment is made for the dilutive effect of outstanding share options, warrants and other convertible instruments.

In the periods when the Company reports a net loss, the effect of potential issuances of shares under share options and other convertible instruments is anti-dilutive. Therefore, basic and diluted loss per share are the same. When diluted earnings per share is calculated, only those share options and other convertible instruments with exercise prices below the average trading price of the Company’s common shares for the year will be dilutive.

4.10	Financial Instruments

Financial assets

On initial recognition, financial assets are recognized at fair value and are subsequently classified and measured at: (i) amortized cost; (ii) fair value through other comprehensive income (“FVOCI”); or (iii) fair value through profit or loss (“FVTPL”). The classification of financial assets is generally based on the business model in which a financial asset is managed and its contractual cash flow characteristics. A financial asset is measured at fair value net of transaction costs that are directly attributable to its acquisition except for financial assets at FVTPL where transaction costs are expensed. All financial assets not classified and measured at amortized cost or FVOCI are measured at FVTPL. On initial recognition of an equity instrument that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in other comprehensive income.

The classification determines the method by which the financial assets are carried on the statement of financial position subsequent to inception and how changes in value are recorded. Cash, accounts receivable, and other receivables are measured at amortized cost.

F-15

Impairment

An ‘expected credit loss’ impairment model applies which requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset’s original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the year.

In a subsequent period, if the amount of the impairment loss related to financial assets measured at amortized cost decreases, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Financial liabilities

Financial liabilities are designated as either: (i) fair value through profit or loss; or (ii) amortized cost. All financial liabilities are classified and subsequently measured at amortized cost except for financial liabilities at FVTPL. The classification determines the method by which the financial liabilities are carried on the statement of financial position subsequent to inception and how changes in value are recorded. Accounts payable and accrued liabilities and lease obligations are classified as and measured at amortized cost and carried on the statement of financial position at amortized cost.

Derivative financial instruments

The Company issues warrants exercisable in a currency other than the Company’s functional currency and as a result, the warrants are derivative financial instruments.

Derivative financial instruments are initially recognized at fair value and subsequently measured at fair value with changes in fair value recognized in profit or loss. Transaction costs are recognized in profit or loss as incurred.

4.11	Share Issuance Costs

Share issuance costs, which include commissions, facilitation payments, professional fees and regulatory fees, are charged directly to share capital.

4.12	Comprehensive Income (Loss)

Total comprehensive income (loss) comprises all components of profit or loss and other comprehensive income. Other comprehensive income (loss) includes items such as foreign exchange translation adjustments of foreign operations with a functional currency different from the reporting currency, gains and losses on re-measuring FVOCI financial assets and the effective portion of gains and losses on hedging instruments in a cash flow hedge.

F-16

4.13	Foreign Currency Translation

The functional currency is the currency of the primary economic environment in which the entity operates. The functional currency for the Company and all of its US subsidiaries is the US dollar. The functional currency of its Canadian subsidiary is the Canadian dollar. The functional currency determination was conducted through an analysis of the consideration factors identified in IAS 21, the Effects of Changes in Foreign Exchange Rates.

Transactions in currencies other than the US dollar are recorded at exchange rates prevailing on the date of the transaction. At the end of each reporting period, monetary assets and liabilities of the Company that are denominated in a foreign currency are translated at the rate of exchange prevailing at the statement of financial position date, while non-monetary assets and liabilities are translated at the exchange rate prevailing on the transaction date. Revenues and expenses are translated at the exchange rates approximating those in effect on the date of the transaction. Exchange gains and losses arising on translation are included in the consolidated statement of loss and comprehensive loss.

The results and financial position of all the consolidated entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows: (i) assets and liabilities for each statement of financial position presented are translated at the rate of exchange in effect as at the date of statement of financial position; (ii) income and expense items for each statement of loss and comprehensive loss are translated at the average rates of exchange in effect during the reporting period; and (iii) all resulting exchange differences are recognized in accumulated other comprehensive income (loss).

4.14	Leases

The Company assesses whether a contract is or contains a lease, at the inception of a contract. The Company recognizes a right-of-use (“ROU”) asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, at the commencement of the lease, with the following exceptions: (i) the Company has elected not to recognize ROU assets and liabilities for leases where the total lease term is less than or equal to 12 months, or (ii) for leases of low value. The payments for such leases are recognized in the consolidated statement of loss and comprehensive loss on a straight-line basis over the lease term.

The ROU asset is initially measured based on the present value of lease payments, lease payments made at or before the commencement day, and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses. The ROU asset is depreciated over the shorter of the lease term or the useful life of the underlying asset. The ROU asset is subject to testing for impairment if there is an indicator of impairment.

The lease liability is initially measured at the present value of lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate. Lease payments include fixed payments less any lease incentives, and any variable lease payments where variability depends on an index or rate. When the lease contains an extension or purchase option that the Company considers reasonably certain to be exercised, the cost of the option is included in the lease payments.

ROU assets are presented separately from property and equipment, and the lease liability is presented as a separate line in the consolidated statement of financial position. Variable lease payments that do not depend on an index or rate are not included in the measurement of the ROU asset and lease liability. The related payments are recognized as an expense in the period in which the triggering event occurs and are included in the consolidated statement of loss and comprehensive loss.

F-17

4.15	Biological assets

The Company’s biological assets consist of cannabis plants. The Company capitalizes the direct and indirect costs incurred related to the biological transformation of the biological assets between the point of initial recognition and the point of harvest including labor related grow costs, grow consumables, materials, utilities, facilities costs, quality and testing costs, and production related depreciation. The Company then measures the biological assets at fair value less cost to sell up to the point of harvest, which becomes the basis for the cost after harvest. Costs to sell include post-harvest production, shipping, and fulfillment costs. The net unrealized gains or losses arising from changes in fair value less cost to sell during the year are included in the results of operations of the related year on the line “unrealized fair value change on biological assets”.

Certain of the Company’s assets and liabilities are measured at fair value. In estimating fair value, the Company uses market-observable data to the extent it is available. In certain cases where Level 1 inputs are not available the Company expects to engage with third party qualified valuers to perform the valuation when the assets are expected to be material. The significant assumptions used in determining the fair value of the biological assets are as follows:

•	Stage in the overall growth cycle;
•	Estimated harvest yield by plant; and
•	Average selling prices.

The Company’s estimates are, by their nature, subject to change. Changes in the anticipated yield or quality will be reflected in future changes in the gain or loss on biological assets.

4.16	Revenue recognition

In accordance with IFRS 15, the Company recognizes revenue, excluding interest and dividend income and other such income from financial instruments recognized in accordance with IFRS 9, upon transfer of promised goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services based on the following five step approach:

Step 1: Identify the contracts with customers;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company typically satisfies its performance obligations upon shipment of the goods, or upon delivery as the services are rendered or upon completion of services depending on whether the performance obligations are satisfied over time or at a point in time.

For performance obligations that the Company satisfies over time, the Company typically uses time-based measures of progress because the Company is providing a series of distinct services that are substantially the same and have the same pattern of transfer.

For performance obligations that the Company satisfies at a point in time, the Company typically uses shipment or delivery of goods and/or services in evaluating when a customer obtains control of promised goods or services.

A significant financing component exists and is accounted for if the timing of payments agreed to by the parties to the contract provides the customer or the Company with a significant benefit of financing the transfer of goods and services to the customer. As a practical expedient, the Company does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

F-18

The incremental costs of obtaining contracts with customers and the costs incurred in fulfilling contracts with customers that are directly associated with the contract are recognized as an asset (hereinafter, “assets arising from contract costs”) if those costs are expected to be recoverable, which are included in other long-term assets in the consolidated statements of financial position. The incremental costs of obtaining contracts are those costs that the Company incurs to obtain a contract with a customer that they would not have incurred if the contract had not been obtained. As a practical expedient, the Company recognizes the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less. Assets arising from contract costs are amortized using the straight-line method over their estimated contract periods.

The Company exercises judgments in determining the amount of the costs incurred to obtain or fulfill a contract with a customer, which includes, but is not limited to (a) the likelihood of obtaining the contract, (b) the estimate of the profitability of the contract, and (c) the credit risk of the customer. An impairment loss will be recognized in profit or loss to the extent that the carrying amount of the asset exceeds (a) the remaining amount of consideration that the entity expects to receive in exchange for the goods or services to which the asset relates, less (b) the costs that relate directly to providing those goods or services and that have not been recognized as expenses.

4.17	Inventory

Inventory is valued at the lower of cost and net realizable value. Cost comprises all costs of purchase and all costs incurred in bringing the inventory to their location and condition at the period end date. The Company uses the weighted average method to track and cost inventory items. The Company maintains three classes of inventory: merchandise and cannabis-derived products for resale, work in process (“WIP”) and dried trim/flowers.

Inventory is written down to net realizable value by item when a decline in the price of items indicates that the cost is higher than the net realizable value. When events having caused a decline in the valuation of inventories no longer exist, the amount of the write-down is reversed so that the new carrying amount is the lower of the cost and the revised net realizable value. Inventories of harvested work-in-process and dried trim/flowers are valued at the lower of cost and net realizable value.

Inventories of harvested cannabis are transferred from biological assets at their fair value less cost to sell at harvest, which becomes the initial deemed cost. Any subsequent post-harvest costs are capitalized to inventory to the extent that cost is less than net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Inventories for resale and supplies and consumables are valued at the lower of costs and net realizable value, with cost determined using the average cost basis.

5.	SALE OF SUBSIDIARY

On March 31, 2021, the Company sold its wholly-owned subsidiary, VG Enterprises LLC (“VG”). The sale transaction was effected pursuant to an Agreement for Purchase of LLC Interest dated March 31, 2021, by and between the Company and Baja Investment Partners, LLC, a California limited liability company (“Baja”), as buyer (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company sold its 100% limited liability company membership interest in VG to Baja for a purchase price of $1,100,000, which is included in other receivables. The Company realized a gain on sale of $705,116.

F-19

Upon the closing of the Purchase Agreement, Baja delivered cash in the amount of $275,000 and an Equity Secured Promissory Note in the principal amount of $825,000 (the “Promissory Note”) to the Company as consideration. The Promissory Note will be due and payable in three equal installments of $275,000 each, with the first installment due within 90 days following the closing date, the second installment due within 180 days following the closing date, and the third installment due within 270 days following the closing statement. The entire balance of principal under the Promissory Note will be due and payable on or before the date that is 270 days following the closing date. Any amount payable under the Promissory Note that is not paid when due will accrue interest until paid in full at the rate of 10% per annum. Baja’s obligations under the Promissory Note are secured by a first-priority security interest in VG owned by Baja, as set forth in a separate Security Agreement dated March 31, 2021 between the Company and Baja. Baja may prepay the amount due under the Promissory Note in whole or in part at any time without penalty. During the year ended December 31, 2021, the Company received $750,000 from Baja. Subsequent to year end, the Company received the outstanding balance of $350,000.

In connection with the sale, the Company entered into a Finder’s Fee Agreement dated March 31, 2021 with Drivon Consulting, Inc., pursuant to which the Company agreed to pay to Drivon Consulting, Inc. a finder’s fee in an amount equal to three percent (3%) of the consideration received by the Company in connection with the transaction, or $33,000.

6.	EQUITY

6.1	Authorized Share Capital

Unlimited number of common shares with no par value.

6.2	Shares Issued

Shares issued and outstanding as at December 31, 2021 are 164,016,223 Class A common shares. As at December 31, 2021, 5,770,877 shares are held in escrow.

During the year ended December 31, 2021, the Company:

i)

Issued 10,506,017 common shares upon the vesting of 10,506,017 restricted stock units (“RSUs”). The Company reallocated $2,859,909 from share-based payment reserve to share capital upon vesting of the RSUs;

ii)

On February 18, 2021, the Company closed a private placement by issuing 9,528,578 Special Warrants at CAD$1.05 per Special Warrant for gross proceeds of CAD$10,005,007. Each Special Warrant is automatically exercisable, for no additional consideration, into one unit of the Company (each, a “Unit”) on the date (the “Automatic Exercise Date”) that is the earlier of: (i) as soon as reasonably practical, but in any event, no later than the date that is the third business days following the date on which the Company obtains a receipt from the applicable securities regulatory authorities (the “Securities Commissions”) for a (final) prospectus qualifying distribution of the Units (the “Qualifying Prospectus”), and (ii) the date that is four months and one day after the closing of the Offering (the “Qualification Date”). Each Unit consists of one common share of the Company (a “Unit Share”) and one-half of one common share purchase warrant (each full warrant, a “Warrant”). Each Warrant is exercisable at $1.35 and expires 24 months from the closing date. In connection with the private placement, the Company paid CAD$815,620 in cash share issuance costs, which included CAD$731,269 of cash commission fees and issued 666,999 broker warrants valued at $637,984 using the Black-Scholes option pricing model; and

iii)	Issued 9,308,610 common shares upon the exercise of 9,308,610 warrants for gross proceeds of $4,402,884. Upon exercise, the Company transferred $5,875,265 from warrant liability to share capital;

F-20

During the year ended December 31, 2020, the Company:

i)

Issued 36,198,782 units at a price of $0.50 per unit for gross proceeds of $18,099,391 in connection with its Regulation A offering. The units are comprised of one common share and one-half common share purchase warrant. Each warrant is exercisable at $0.75 for a period of 18 months;

ii)	Issued 8,094,913 common shares upon the exercise of 8,094,913 warrants for gross proceeds of $1,999,841. Upon exercise, the Company transferred $3,717,698 from warrant liability to share capital;
iii)

Issued 10,000 common shares upon the exercise of 10,000 stock options for gross proceeds of $5,000. Upon exercise, the Company transferred the fair value of $4,474 from share-based payment reserves to share capital; and

iv)	Issued 481,944 common shares upon the vesting of 481,944 restricted stock units (“RSUs”). The Company reallocated $236,500 from share-based payment reserve to share capital upon vesting of the RSUs.

6.3	Stock Options

The Company adopted a Stock Option Plan (the “Plan”) whereby the maximum number of shares reserved for issue under the plan shall not exceed 20% of the issued and outstanding shares. Under the Plan, the Board of Directors may from time to time authorize the grant of options to directors, employees, and consultants of the Company. Under the terms of the Plan, options will be exercisable for periods up to ten years and must have an exercise price not less than the fair market value of a share on the grant date. The term of the options granted to a 10% shareholder shall not exceed ten years. Vesting provision is determined by the Board of Directors at the grant date.

A summary of the changes in stock options is presented below:

	Number of options	Weighted average exercise price
		CAD $
Balance, December 31, 2019	-	-
Granted*	3,500,000	0.67	*
Exercised	(10,000)	0.70	*
Balance, December 31, 2020	3,490,000	0.67
Granted	275,000	0.50
Cancelled	(590,000)	0.67	*
Balance, December 31, 2021	3,175,000	0.65

*Exercise price of these stock options is denominated in US dollars.

The following stock options were outstanding as at December 31, 2021:

Outstanding	Exercisable		Exercise Price	Expiry Date	Weighted average remaining life (in years)
			$
450,000	87,844	US$	0.50	March 1, 2030	8.17
1,150,000	863,542	US$	0.50	July 6, 2030	8.52
1,300,000	325,000	US$	0.50	November 2, 2030	8.84
275,000	106,250	CAD$	0.50	July 21, 2031	9.56

3,175,000	1,382,636

F-21

6.4	Share Purchase Warrants

During the year ended December 31, 2021, the Company granted a total of 5,431,288 warrants as part of the Special Warrant Financing, of the total amount, 666,999 warrants related to finders’ warrant. The warrants are exercisable at CAD$1.05 and CAD$1.35 and expire within two years.

During the year ended December 31, 2021, the Company granted nil (2020 – 10,150,000) warrants to consultants for services. Total share-based payment expense of $1,288,994 (2020 - $2,301,447) was recorded in profit or loss in connection with the warrants.

A summary of the changes in warrants is presented below:

	Number of warrants	Weighted average exercise price
		CDN $
Balance, December 31, 2019	16,561,545	0.40
Granted*	28,249,391	0.89
Exercised	(8,094,911)	0.35
Balance, December 31, 2020	36,716,025	0.80
Granted	5,431,288	1.31
Exercised	(9,310,610)	0.60
Expired	(17,177,413)	0.93
Balance, December 31, 2021	15,661,290	0.86

* Exercise price of these warrants is denominated in US dollars.

The following share purchase warrants were outstanding as at December 31, 2021:

Outstanding	Exercisable		Exercise Price	Expiry Date

230,002	230,002	CDN $	0.05	May 17, 2022
10,000,000	4,375,000	US $	0.50	March 1, 2030
4,764,289	4,764,289	CDN $	1.35	February 18, 2023
666,999	666,999	CDN $	1.05	February 18, 2023

15,661,290	10,036,290

6.5	Restricted Share Unit Award Plan

In 2019, the Company adopted an Equity Incentive Plan (“the Plan”) whereby the aggregate number of common shares issuable pursuant to the Plan combined with all of the Company’s other security based compensation arrangements, including the Company’s Stock Option Plan, shall not exceed 20% of the Company’s outstanding shares.

F-22

During the year ended December 31, 2021, the Company granted 200,000 (2020 - 550,000) restricted stock units (“RSUs”) to an officer of the Company with a fair value of $82,000 (2020 - $275,000). Pursuant to vesting schedules, the share-based payment expense for the RSUs during the year ended December 31, 2021 was $113,181 (2020 - $388,994) and was recorded in the consolidated statements of loss and comprehensive loss for the year ended December 31, 2021.

6.6	Share-based payment expense and reserves

Pursuant to vesting schedules, the share-based payment expense for the stock options that were granted during the year ended December 31, 2021 was $593,483 (2020 - $627,695) and was recorded in the consolidated statements of loss and comprehensive loss for the year ended December 31, 2021 using the following weighted average assumptions:

	2021	2020
Risk-free interest rate	1.46%	1.46%
Expected stock price volatility	100%	100%
Expected dividend yield	0.0%	0.0%
Expected option life in years	10.0	10.0

The fair value of stock options granted were CAD$0.41 per option (2020 - $0.45).

The share issuance costs for the finders’ warrants that were granted during the year ended December 31, 2021 was $637,984 and was valued using the following weighted average assumptions:

2021
Risk-free interest rate	0.25%
Expected stock price volatility	100%
Expected dividend yield	0.0%
Expected warrant life in years	2.0
Weighted average exercise price	$1.05 CDN
Weighted average share price	$1.86 CDN

The fair value of warrants granted during the year ended December 31, 2021 was CAD$1.21 per warrant.

F-23

7.	OTHER RECEIVABLES

During the year ended December 31, 2018, the Company entered into a letter of intent (the “LOI”) to acquire KindRub Collective (“Kind”). As part of the LOI, the Company paid $150,000 on deposit and loaned Kind $39,090 as part of a separate management agreement. During the year ended December 31, 2019, the LOI was terminated. $7,915 was repaid by Kind during the year ended December 31, 2019.

On May 14, 2021, the Company reached a favorable settlement with Kind whereby Kind is ordered to pay the Company $200,000 as follows:

o	May 31, 2021 - $6,000 (received)

o	July 5, 2021 - $6,000 (received)

o	August 2, 2021 - $6,000 (received)

o	September 6, 2021 - $6,000 (received)

o	October 4, 2021 - $6,000 (received)

o	November 1, 2021 - $6,000 (received)

o	December 6, 2021 - $6,000 (received)

o	January 10, 2022 - $158,000 (outstanding)

F-24

8.	PROPERTY AND EQUIPMENT

Cost	Automotive	Equipment	Furniture and Office Equipment	Leasehold Improvements	Total
Balance, December 31, 2019	$56,273	$709,135	$5,169	$1,742,853	$2,513,430
Additions	98,637	1,197,661	91,225	7,184,398	8,571,921
Balance, December 31, 2020	154,910	1,906,796	96,394	8,927,251	11,085,351
Additions	47,239	1,115,213	41,751	1,364,690	2,568,893
Disposals	(14,576)	-	-	(386,172)	(400,748)
Balance, December 31, 2021	$187,573	$3,022,009	$138,145	$9,905,769	$13,253,496

Accumulated Amortization
Balance, December 31, 2019	$10,131	$2,890	$258	$-	$13,279
Additions	14,647	5,527	2,447	35,869	58,490
Balance, December 31, 2020	24,778	8,417	2,705	35,869	71,769
Additions	53,744	192,701	41,320	343,630	631,395
Disposals	(1,215)	-	-	-	(1,215)
Balance, December 31, 2021	$77,307	$201,118	$44,025	$379,499	$701,949

Net Book Value
Balance, December 31, 2020	$130,132	$1,898,379	$93,689	$8,891,382	$11,013,582
Balance, December 31, 2021	$110,266	$2,820,891	$94,120	$9,526,270	$12,551,547

Incluced in cost of goods sold is depreciation of $55,096 (2020 - $Nil). During the year ended December 31, 2021, the Company paid $100,183 relating to advances on equipment purchases (2020 - $Nil).

F-25

9.	RELATED PARTY TRANSACTIONS AND BALANCES

Relationships	Nature of the relationship

Key management

Key management are those personnel having the authority and responsibility for planning, directing and controlling the Company and include the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, VP Finance, VP Cultivation, and the directors of the Company.

During the years ended December 31, 2021 and 2020, key management compensation included the following:

	Year ended December 31, 2021	Year ended December 31, 2020
	$	$
Management compensation	1,015,900	795,000
Share-based payments	113,738	448,932
Total	1,129,638	1,243,932

During the year ended December 31, 2021, the Company had the following related party transactions:

4.	The Company paid $876,115 (2020 - $891,044) in lease payments to Best Leasing Services, Inc., a company 100% owned by the CEO and a shareholder of the Company; and
5.	The Company paid $43,000 (2020 - $110,000) to a company minority owned by a former director of the Company.

Included in accounts payable and accrued liabilities as at December 31, 2021 is $212,769 (2020 - $53,541) owed to officers of the Company.

Included in deposits as at December 31, 2021 is $24,000 (2020 - $24,000) with Best Leasing Services, Inc.

11.	INVENTORY AND BIOLOGICAL ASSETS

The Company maintains three classes of inventory: merchandise and cannabis-derived products for resale (2021 - $218,365; 2020 - $230,931)), work in process (“WIP”) (2021 - $102,231; 2020 - $nil) and dried trim/flowers (2021 and 2020 - $nil). For the year ended December 31, 2021, the amount included in cost of goods sold was $2,616,867 (2020 - $538,966).

While the Company’s biological assets are within the scope of IAS 41 Agriculture, the direct and indirect costs of biological assets are determined using an approach that is similar to the capitalization criteria outlined in IAS 2 Inventories. They include the direct cost of seeds and growing materials as well as other indirect costs such as utilities and supplies and labor used in the growing process.

Balance, December 31, 2020	$-
Fair value change due to biological transformation	(254,014)
Production costs capitalized	1,588,038
Transferred to inventory upon harvest	(966,353)

Balance, December 31, 2021	$367,671

F-26

Biological assets are measured at their fair value less costs to sell in the consolidated statement of financial position. The Company’s method of accounting for biological assets attributes value accretion on a straight-line basis throughout the life of the biological asset from initial vegetative state to the point of harvest. All direct and indirect costs of biological assets are capitalized as they are incurred, and they are all subsequently recorded within the line item ‘cost of finished cannabis inventory sold’ on the consolidated statement of loss and comprehensive loss in the period that the related product is sold. Unrealized fair value gains/losses on the growth of biological assets are recorded in a separate line in the consolidated statement of loss and comprehensive loss.

The following significant unobservable inputs, all of which are classified as level 3 on the fair value hierarchy and are subject to volatility and several uncontrollable factors which could significantly affect the fair value of biological assets in future periods, were used by management as part of this model:

•	Growth cycle - the average growing cycle is 120 days from propagation to harvest;
•	Stage of growth – represents the weighted average number of days out of the 81.6-day growing cycle that biological assets have reached as at the measurement date;
•

Yield by plant – represents the expected number of grams of finished cannabis inventory which are expected to be obtained from each harvested cannabis plant. The average harvest yield of whole flower used is 43 grams per plant

•

Survival rate – the estimated survival rate of cannabis plants as they move from one stage of growth to the next (from germination to vegetative to flowering) based on the Company’s historical results. As plants mature at each stage, their survival rate increases;

•	Wholesale selling price – the average price used is $2.25 per gram
•

Post harvest costs – calculated as the cost per gram of harvested cannabis to complete the sale of cannabis plants after harvest, consisting of the cost of direct and indirect materials and labor related to labelling and packaging. The Company expenses such subsequent expenditures directly to cost of goods sold.

The following quantifies each significant unobservable input, and also provides the impact a 10% increase/decrease in each input would have on the reported fair value of biological assets:

			10% change as at
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Stage of growth	80%	-	8,224	-
Yield by plant (grams)	42.59	-	36,767	-
Survival rate	90%	-	16,545	-
Sale price	$2.25	-	36,767	-

F-27

12.	WARRANT LIABILITY

In connection with the private placements completed during the period ended December 31, 2018, the Company issued a total of 13,229,194 warrants exercisable at a price ranging from CDN$0.05 to CDN$0.60 per share. These warrants were assigned a fair value of $747,807 using the Black-Scholes Pricing Model.

In connection with the private placements completed during the year ended December 31, 2019, the Company issued a total of 2,897,416 warrants exercisable at a price of CDN$0.60 per share. These warrants were assigned a fair value of $180,405 using the Black-Scholes Pricing Model.

In connection with the special warrant financing that was completed during the year ended December 31, 2021, the Company issued a total of 4,764,289 warrants exercisable at a price of CDN$1.05 per share. These warrants were assigned a fair value of $410,240 using the Black-Scholes Pricing Model.

During the year ended December 31, 2021, 7,242,210 (2020 – 8,094,911) of these warrants were exercised. The warrants were revalued on the date of exercise. Upon exercise, the total value of $5,875,265 (2020 - $3,317,698) pertaining to these warrants was transferred from warrant liability to share capital, using the following weighted average assumptions:

	2021	2020
Risk-free interest rate	0.44%	0.46%
Expected stock price volatility	100%	100%
Expected dividend yield	0.0%	0.0%
Expected warrant life in years	0.68	0.85
Weighted average exercise price	$0.44(CDN)	$0.36(CDN)
Weighted average share price	$1.61(CDN)	$0.96(CDN)

The fair value allocated to the remaining warrants at December 31, 2021 was $73,717 (2020 - $4,771,841) and is recorded as a derivative financial liability as these warrants are exercisable in Canadian dollars, differing from the Company’s functional currency. The change in fair value resulted in a loss of $766,901 (2020 – $4,538,511) and is recognized in the consolidated statements of loss and comprehensive loss for the year ended December 31, 2021.

The Company used the following weighted average assumptions to estimate the fair value of the warrant liability as at December 31, 2021 and December 31, 2020:

	2021	2020
Risk-free interest rate	0.30%	0.25%
Expected stock price volatility	100%	100%
Dividend payment during life of warrant	Nil	Nil
Expected forfeiture rate	Nil	Nil
Expected dividend yield	0.0%	0.0%
Expected warrant life in years	1.12	0.52
Weighted average exercise price	$1.03(CDN)	$0.49(CDN)
Weighted average share price	$0.23(CDN)	$0.64(CDN)

F-28

13.	MANAGEMENT OF CAPITAL

The Company defines the capital that it manages as components within its shareholders’ equity.

The Company’s objective when managing capital is to maintain corporate and administrative functions necessary to support the Company’s operations and corporate functions; and to seek out and acquire new projects of merit.

The Company manages its capital structure in a manner that provides sufficient funding for operational and capital expenditure activities. Funds are secured, when necessary, through debt funding or equity capital raised by means of private placements. There can be no assurances that the Company will be able to obtain debt or equity capital in the case of working capital deficit.

The Company does not pay dividends and has no long-term debt or bank credit facility. The Company is not subject to any externally imposed capital requirements. There were no changes in the Company’s approach to capital management during the year ended December 31, 2021.

14.	RISK MANAGEMENT

13.1	Financial Risk Management

The Company may be exposed to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives. The main objectives of the Company’s risk management processes are to ensure that risks are properly identified and that the capital base is adequate in relation to those risks. The principal risks to which the Company is exposed are described below.

a)	Capital Risk

The Company manages its capital to ensure that there are adequate capital resources for the Company to maintain operations. The capital structure of the Company consists of items in shareholders’ equity.

b)	Credit Risk

Credit risk is the risk that a counter party will be unable to pay any amounts owed to the Company. The Company is exposed to credit risk with respect to the final payment receivable as part of the Kind settlement (Note 7).

c)	Liquidity Risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they fall due. As at December 31, 2021, the Company had working capital of $1,947,480 (excluding the warrant liability) (2020 – $68,311). The Company may seek additional financing through debt or equity offerings, but there can be no assurance that such financing will be available on terms acceptable to the Company or at all. Any equity offering will result in dilution to the ownership interests of the Company’s shareholders and may result in dilution to the value of such interests. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2021, the Company had cash of $2,681,269 (2020 – $2,158,694) and accounts payable and accrued liabilities of $1,882,456 (2020 - $1,883,222).

d)	Market Risk

Market risk incorporates a range of risks. Movements in risk factors, such as market price risk and currency risk, affect the fair values of financial assets and liabilities. The Company is not exposed to these risks.

F-29

13.2	Fair Values

The carrying values of cash, receivables, and accounts payable and accrued liabilities approximate their fair values due to their short-term to maturity.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 – Quoted prices in markets that are not active, or inputs that are not observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The fair value of warrant liability is based on level 2 inputs of the fair value hierarchy.

F-30

14.	RIGHT-OF-USE ASSETS AND LEASE LIABILITIES

Property Leases
Cost:	$
At December 31, 2019	3,138,853
Additions	-
At December 31, 2020	3,138,853
Additions	2,705,120
Disposals	(482,463)
At December 31, 2021	5,361,510

Depreciation:
At December 31, 2019	716,824
Charge for the year	716,824
At December 31, 2020	1,433,648
Charge for the year	448,083
Disposal	(236,847)
At December 31, 2021	1,644,884

Net Book Value:
At December 31, 2020	1,705,205
At December 31, 2021	3,716,626

$
Lease liabilities at December 31, 2019	2,767,062
Lease payments made	(971,954)
Interest expense on lease liabilities	377,430
2,172,538
Less: current portion	791,571
At December 31, 2020	1,380,967

Lease liabilities at December 31, 2020	2,172,538
Additions	2,705,120
Derecognition of lease liability	(297,345)
Lease payments made	(953,360)
Interest expense on lease liabilities	678,810
Total lease liability	4,305,763
Less: current portion	328,731
Non-current portion	3,977,032

Depreciation of right-of-use assets is calculated using the straight-line method of the remaining lease term.

F-31

15.	COMMITMENTS AND CONTINGENCIES

a)	The Company has entered into the following agreements:

The commercial premises from which the Company carries out its operations are leased from multiple groups, all of which are related parties (see note 9). The minimum rent payable under the leases are as follows:

Total

Within one year	$953,041
Between two and five years	360,927

$1,313,968

b)

The Company is involved in various claims and legal actions in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company.

.

16.	SEGMENTED INFORMATION

Reportable segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources, and in assessing performance.

During the year ended December 31, 2021, the Company operates in two reportable segments, being cultivation and sale of dried trim/flowers and resale of merchandise and cannabis-derived products in the United States within the State of California. All of the Company’s revenue were generated through sales in the State of California, and all of the Company’s non-current assets are located in California.

Information by segment is as follows:

F-32

	Resale of merchandise and cannabis-derived products		Cultivation and sale of trim and flowers		Total
	2021	2020	2021	2020	2021	2020
Sales	3,153,484	967,237	714,126	-	3,867,610	967,237
Cost of goods sold	1,074,016	538,966	1,542,851	-	2,616,867	538,966
Gross margin before fair value changes on biological assets	2,079,468	428,271	(828,725)	-	1,250,743	428,271
Net change in fair value less costs to sell due to biological transformation	-	-	(253,914)	-	(253,914)	-
Gross profit	2,079,468	428,271	(1,082,639)	-	996,829	428,271

December 31, 2021	Cannabis	Corporate	Total
	$	$	$
Sales	3,867,610	-	3,867,610
Cost of goods sold	(2,616,867)	-	(2,616,867)
Gross profit	1,250,743	-	1,250,743

Net loss	(6,544,945)	(4,813,345)	(11,358,290)

Non current assets:
Deposits	327,248	-	327,248
Right of use assets	3,716,626	-	3,716,626
Property and equipment	12,551,547	-	12,551,547

December 31, 2020	Cannabis	Corporate	Total
	$	$	$
Sales	967,237	-	967,237
Cost of goods sold	(538,966)	-	(538,966)
Gross profit	428,271	-	428,271

Income tax expense	(60,000)	-	(60,000)
Net loss	(6,036,272)	(10,200,484)	(16,236,756)

Non current assets:
Deposits	69,065	-	69,065
Right of use assets	1,705,205	-	1,705,205
Property and equipment	11,013,582	-	11,013,582

17.	INCOME TAXES

The Company is subject to U.S. Internal Revenue Code Section 280E. This section disallows deductions and credits attributable to a trade or business of trafficking in controlled substances. Under U.S. tax, marijuana is a schedule I controlled substance. The Company has taken the position that any costs included in the cost of goods sold should not be treated as amounts subject to Section 280E. The measurement of deferred income tax assets requires management to make judgements in the interpretation and application of the relevant tax laws. The actual amount of income taxes only becomes final upon filing and acceptance of the tax return by the relevant authorities.

F-33

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2021	2020
	$	$
Loss for the year	(11,306,670)	(16,176,756)

Expected income tax recovery	(3,053,000)	(4,368,000)
Change in statutory, foreign tax, foreign exchange rates and other	1,446,620	686,000
Permanent Difference	1,043,000	1,081,000
Share issue cost	(174,000)	(40,000)
Adjustment to prior years provision versus statutory tax returns and expiry of non-capital losses	(180,000)	26,000
Change in unrecognized deductible temporary differences	969,000	2,675,000
Total income tax expense (recovery)	51,620	60,000

Current income tax	$51,620	$60,000
Deferred tax recovery	$-	$-

The significant components of the Company’s deferred tax assets that have not been included on the consolidated statement of financial position are as follows:

	2021	2020
Deferred Tax Assets (liabilities)	$	$
Property and equipment	189,000	93,000
Share issue costs	205,000	48,000
Warrant liability	21,000	1,328,000
Allowable capital losses	7,000	7,000
Non-capital losses available for future period	5,355,000	3,332,000
	5,777,000	4,808,000
Unrecognized deferred tax assets	(5,777,000)	(4,808,000)
Net deferred tax asset (liability)	$-	$-

F-34

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

	2021	Expiry Date Range	2020	Expiry Date Range
Temporary Differences	$		$
Property and equipment and other	673,000	No expiry date	333,000	No expiry date
Share issue costs	758,000	2042 to 2045	178,000	2038 to 2042
Warrant liability	74,000	No expiry date	4,772,000	No expiry date
Allowable capital losses	26,000	No expiry date	26,000	No expiry date
Non-capital losses available for future periods	19,299,000		11,996,000
Canada	4,700,000	2038 to 2041	2,551,000	2038 - 2040
USA	14,599,000	No expiry date	9,445,000	No expiry date

Tax attribute are subject to review, and potential adjustment, by tax authorities.

18.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The significant non-cash financing and investing activities during the year ended December 31, 2021 consisted of:

-	§ $795,735 of property and equipment additions included in accounts payable and accrued liabilities.

The significant non-cash financing and investing activities during the year ended December 31, 2020 consisted of:

-	§ $606,679 of property and equipment additions included in accounts payable and accrued liabilities

19.	SUBSEQUENT EVENTS

             Subsequent to December 31, 2021, the Company:

-	cancelled 3,175,000 stock options and 10,000,000 compensation warrants; and

-	granted 17,220,000 stock options with an exercise price of $0.32 per stock option.

F-35

Item 8. Exhibits

Exhibit No.	Description

EX1A-2.1#	Notice of Articles of Juva Life Inc.

EX1A-2.2#	Articles of Juva Life Inc.

EX1A-4.1+	Form of Subscription Agreement.

EX1A-4.2+	Form of Common Share Purchase Warrant.

EX1A-6.1#	Consulting Agreement dated August 24, 2018 between Juva Life, Inc. and Mathew Lee.

EX1A-6.2#	Standard Sublease between Best Leasing Services, Inc. and Juva Life, Inc. for the San Juan facility.

EX1A-6.3#	Standard Industrial/Commercial Single-Tenant Lease between Ramundy Springfield and Juva Life, Inc. for the Navy Drive facility.

EX1A-6.4#	Standard Sublease between Best Leasing Services, Inc. and Juva Life, Inc. for the Clawiter Road facility.

EX1A-6.5#	Standard Sublease between Best Leasing Services, Inc. and Juva Life, Inc. for the Enterprise Avenue facility.

EX1A-6.6#	Standard Industrial/Commercial Multi-Tenant Lease between William J. Stoesser and Juva Life, Inc. for the Convention Way facility.

EXA1-6.7#	Consulting Agreement dated August 24, 2018 between Juva Life, Inc. and Drivon Consulting.

EX1A-6.8#	Consulting Agreement dated August 1, 2018 between Juva Life, Inc. and Jackson and Main, LLC.

EX1A-6.9+	Broker-Dealer Agreement dated June 25, 2019 between Juva Life Inc. and Dalmore Group, LLC.

EX1A-6.10+	Consulting Agreement dated June 24, 2019 between Juva Life Inc. and DALV Consulting, LLC.

EX1A-6.11*	Juva Life Inc. 2019 Equity Incentive Plan

EX1A-6.12±	Consulting Agreement dated November 1, 2019 between Juva Life Inc. and Mathew Lee.

EX1A-6.13±	Consulting Agreement dated February 13, 2020 between Juva Life, Inc. and TME Consulting, LLC.

EX1A-6.14±	Employee Offer Letter dated December 17, 2019 between Juva Life and Heidi Minx.

EX1A-6.15±	Consulting Agreement dated March 2, 2020 between Juva Life, Inc. and Model 4771, LLC.

EX1A-6.16π	Form of Subscription Agreement for Special Warrant Offering.

EX1A-6.17π	Agency Agreement dated February 18, 2021 between Juva Life Inc. and Mackie Research Capital Corporation.

EX1A-6.18†	Agreement for Purchase of LLC Interest dated March 31, 2021 between Juva Life, Inc. and Baja Investment Partners, LLC.

EX1A-7.1+	Agreement and Plan of Merger dated May 15, 2019, by and among Juva Life Inc., Juva Life, Inc., and Juva Holdings (California) Ltd.

EX1A-10.1#	Power of Attorney.

EX1A-11.1†	Consent of Davidson & Company LLP.

EX1A-14.1#	Appointment of Agent for Service of Process

21

†	Filed herewith.

#

Filed as an exhibit to the Juva Life Inc. Regulation A Offering Statement on Form 1-A filed with the United States Securities and Exchange Commission (Commission File No. 024-11014) on June 12, 2019, and incorporated herein by reference.

+

Filed as an exhibit to the Juva Life Inc. Regulation A Offering Statement on Form 1-A/A filed with the United States Securities and Exchange Commission (Commission File No. 024-11014) on July 1, 2019, and incorporated herein by reference.

*

Filed as an exhibit to the Juva Life Inc. Regulation A Offering Statement on Form 1-A/A filed with the United States Securities and Exchange Commission (Commission File No. 024-11014) on July 29, 2019, and incorporated herein by reference.

±

Filed as an exhibit to the Juva Life Inc. Annual Report on Form 1-K filed with the United States Securities and Exchange Commission (Commission File No. 24R-00259) on April 24, 2020, and incorporated herein by reference.

π

Filed as an exhibit to the Juva Life Inc. Current Report on Form 1-U filed with the United States Securities and Exchange Commission (Commission File No. 24R-00259) on February 24, 2021, and incorporated herein by reference.

22

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, on May 2, 2022.

Juva Life Inc.

By:	/s/ Douglas Chloupek
Name: Douglas Chloupek
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By: /s/ Douglas Chloupek	Date: May 2, 2022
Name: Douglas Chloupek Title: Chief Executive Officer, President and Director (Principal Executive Officer)

By: /s/ Mathew Lee	Date: May 2, 2022
Name: Mathew Lee Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

By: /s/ Kari Gothie	Date: May 2, 2022
Name: Kari Gothie Title: VP Finance and Director

By: /s/ Peter Beitsch	Date: May 2, 2022
Name: Peter Beitsch Title: Director

23